CHEVRONTEXACO CORPORATION

                                                                    EXHIBIT 99.1

TABLE OF CONTENTS

Cautionary Statements Relevant to Forward-Looking
  Information...............................................    1
Limited Historical Financial Report.........................    2
Review of Operations 1998 - 2000............................    2
     Texaco Merger Transaction..............................    2
     Key Financial Results..................................    3
     Net Income by Major Operating Area.....................    3
     Results of Operations..................................    3
     Selected Operating Data................................    9
     Quarterly Results......................................   10
Report of Independent Accountants...........................   11
Report of Independent Public Accountants....................   12
Supplemental Combined Financial Statements
     Supplemental Combined Statement of Income..............   13
     Supplemental Combined Statement of Comprehensive
      Income................................................   14
     Supplemental Combined Balance Sheet....................   15
     Supplemental Combined Statement of Cash Flows..........   16
     Supplemental Combined Statement of Stockholders'
      Equity................................................   17
Notes to Supplemental Combined Financial Statements
      1.  Summary of Significant Accounting Policies........   19
      2.  Texaco Merger Transaction.........................   22
      3.  Special Items and Other Financial Information.....   23
      4.  Information Relating to the Supplemental Combined
      Statement of Cash Flows...............................   26
      5.  Summarized Financial Data - Chevron U.S.A. Inc....   27
      6.  Summarized Financial Data - Chevron Transport
      Corporation Limited...................................   27
      7.  Stockholders' Equity..............................   28
      8.  Financial and Derivative Instruments..............   29
      9.  Operating Segments and Geographic Data............   31
     10.  Litigation........................................   34
     11.  Lease Commitments.................................   35
     12.  Investments and Advances..........................   37
     13.  Properties, Plant and Equipment...................   42
     14.  Taxes.............................................   42
     15.  Short-Term Debt...................................   45
     16.  Long-Term Debt....................................   45
     17.  Employee Benefit Plans............................   46
     18.  Stock Options.....................................   51
     19.  Other Contingencies and Commitments...............   55
     20.  Earnings Per Share (EPS)..........................   56
     21.  New Accounting Standards..........................   57
Five-Year Financial Summary.................................   58
Supplemental Information on Oil and Gas Producing
  Activities................................................   59
Schedule II - Valuation and Qualifying Accounts.............   69

CHEVRONTEXACO CORPORATION

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This supplemental combined financial report of ChevronTexaco Corporation contains forward-looking statements relating to ChevronTexaco's operations that are based on management's current expectations, estimates and projections about the petroleum and chemicals industries. Words such as "anticipates," "expects," "intends," "plans," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. Unless legally required, ChevronTexaco undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     Among the factors that could cause actual results to differ materially are crude oil and natural gas prices; refining and marketing margins; chemicals prices and competitive conditions affecting supply and demand for aromatics, olefins and additives products; actions of competitors; the competitiveness of alternate energy sources or product substitutes; technological developments; inability of the company's joint-venture partners to fund their share of operations and development activities; potential failure to achieve expected production from existing and future oil and gas development projects; potential delays in the development, construction or start-up of planned projects; the successful integration of the former Chevron, Texaco and Caltex businesses; potential disruption or interruption of the company's production or manufacturing facilities due to accidents or political events; unexpected damage to company facilities; potential liability for remedial actions under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental regulations (including, particularly, regulations and litigation dealing with gasoline composition and characteristics); and potential liability resulting from pending or future litigation. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

CHEVRONTEXACO CORPORATION

                      LIMITED HISTORICAL FINANCIAL REPORT

     This report contains: (1) a review of the operations of ChevronTexaco for 1998-2000, (2) audited supplemental combined financial statements and supplemental information on oil and gas producing activities for 1998-2000, (3) summarized financial information for 1996-2000 and (4) audited U.S. Securities and Exchange Commission (SEC) Schedule II -- Valuation and Qualifying Accounts.

     The purpose of this report is to provide certain historical information on the company in advance of the filing of the 2001 ChevronTexaco Annual Report on Form 10-K in 2002. Any information in the report referencing the company's 2001 operations or current financial condition is not intended to be a complete discussion of these matters and should not be relied upon as such.

                        REVIEW OF OPERATIONS 1998 - 2000

TEXACO MERGER TRANSACTION

     On October 9, 2001, Texaco Inc. (Texaco) became a wholly owned subsidiary of Chevron Corporation (Chevron) pursuant to a merger transaction, and Chevron changed its name to ChevronTexaco Corporation. The combination was accounted for as a pooling of interests and each share of Texaco common stock was converted on a tax-free basis into the right to receive 0.77 shares of ChevronTexaco common stock. In the merger, ChevronTexaco issued approximately 425 million shares of common stock, representing approximately 40 percent of the outstanding ChevronTexaco common stock after the merger.

     As a result of the merger, the accounts of certain operations that were jointly owned by the combining companies have been included in the accompanying supplemental combined financial statements. These operations are primarily those of the Caltex Group of Companies, which was previously owned 50 percent each by Chevron and Texaco.

     In accordance with pooling-of-interests accounting, the accompanying supplemental combined financial statements give retroactive effect to the merger, with all periods presented as if Chevron and Texaco had always been combined. Certain reclassifications have been made to conform the presentation. These reclassifications had no impact on the amount of net income or stockholders' equity historically reported by Chevron and Texaco.

     The results in the accompanying supplemental combined financial statements do not purport to reflect the net income, cash flows or financial position as if the combining companies actually had been operated as a single entity during the periods presented. That is, within 18 months of the merger, savings of approximately $1.8 billion on a before-tax basis annually are expected to be realized through operating efficiencies and the elimination of redundant facilities and operations.

     Significant one-time expenses are also being recorded in connection with the merger. Total merger and integration expenses from the time of the merger announcement in October 2000 through the end of 2003 are estimated at $1.5 billion before tax. Largest among the costs will be termination payments for approximately 4,500 employees. Other major categories of costs include legal, accounting, SEC filing and investment banker fees; employee and office relocations; and the elimination of certain facilities and operations.

CHEVRONTEXACO CORPORATION

KEY FINANCIAL RESULTS

Millions of dollars,
except per-share amounts                                         2000       1999       1998
---------------------------------------------------------------------------------------------
Net Income*                                                    $  7,727    $ 3,247    $ 1,917
Special Charges Included in Net Income                             (378)      (191)      (871)
                                                               ------------------------------
Earnings, Excluding Special Charges*                           $  8,105    $ 3,438    $ 2,788
                                                               ------------------------------
Sales and Other Operating Revenues                             $117,095    $84,004    $71,937
Per Share:
Net Income - Basic                                             $   7.23    $  3.01    $  1.76
             - Diluted                                         $   7.21    $  3.00    $  1.75
Dividends                                                      $   2.50    $  2.43    $  2.40
Return on:
Average Capital Employed                                          17.3%       8.5%       5.8%
Average Stockholders' Equity                                      24.5%      11.1%       6.5%
                                                               ------------------------------

NET INCOME BY MAJOR OPERATING AREA

Millions of dollars                                              2000       1999       1998
---------------------------------------------------------------------------------------------
Exploration and Production
  United States                                                $  3,442    $ 1,133    $   625
  International                                                   3,683      1,450        837
                                                               ------------------------------
Total Exploration and Production                                  7,125      2,583      1,462
                                                               ------------------------------
Refining, Marketing and Transportation
  United States                                                     726        551        812
  International                                                     261        449        305
                                                               ------------------------------
Total Refining, Marketing and Transportation                        987      1,000      1,117
                                                               ------------------------------
Chemicals                                                            40        109        122
All Other                                                          (425)      (445)      (784)
                                                               ------------------------------
Net Income*                                                    $  7,727    $ 3,247    $ 1,917
                                                               ------------------------------
*Includes Foreign Currency Gains (Losses)                      $    182    $   (15)   $  (242)

RESULTS OF OPERATIONS

     Net income of $7.727 billion in 2000 was up significantly over 1999 net income of $3.247 billion and 1998 net income of $1.917 billion. Special charges in 2000 included asset write-downs, environmental remediation reserve additions and litigation costs. Partially offsetting these charges were gains from the equity accounting effect of the issuance of additional common stock by the company's Dynegy equity affiliate, asset sales, prior-years' tax adjustments and other tax benefits. Net special charges in 1999 included losses from asset write-downs, environmental remediation provisions and restructuring charges, which were partially offset by benefits from the sale of assets and net favorable adjustments for prior-years' taxes and litigation issues. In 1998, the net special charges included a loss provision of $682 million for litigation, substantially all of which pertained to a lawsuit against Gulf Oil Corporation by Cities Service filed in 1982 - prior to the Chevron-Gulf merger in 1984.

     SALES AND OTHER OPERATING REVENUES were $117.1 billion in 2000, compared with $84.0 billion in 1999 and $71.9 billion in 1998. Revenues for 2000 and 1999 increased on sharply higher prices for crude oil, natural gas and refined products. The 2000 revenue increase was offset partially by the absence of chemicals revenues in the second half of the year due to the July 1, 2000 formation of the Chevron

CHEVRONTEXACO CORPORATION

Phillips Chemical Company LLC (CPChem) joint venture, which is accounted for under the equity method.

     INCOME FROM EQUITY AFFILIATES totaled $1,077 million in 2000, $896 million in 1999 and $634 million in 1998. Changes in earnings from Tengizchevroil, Equilon, Motiva and LG-Caltex were the primary cause of the fluctuations between years. In 2000, increases in earnings from Tengizchevroil and Motiva were offset partially by lower earnings from Equilon and LG-Caltex and losses from the CPChem joint venture.

     OTHER INCOME totaled $958 million in 2000, $813 million in 1999 and $687 million in 1998. The fluctuations between years were the result of changes in net gains from asset sales and interest income from investments.

     PURCHASED CRUDE OIL AND PRODUCTS costs in 2000 were about 50 percent higher than in 1999 and nearly double the costs in 1998 because of higher prices for crude oil, natural gas, refined products and chemicals feedstock. Prices fell precipitously in 1998 and did not begin to recover until the second quarter 1999. Offsetting some of the effect of higher prices in 2000 was the absence of costs as a result of the formation of the CPChem joint venture.

     OPERATING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES, excluding the effects of special items, increased to $11.2 billion - from $10.6 billion in 1999 and $10.9 billion in 1998 - primarily due to higher fuel costs. Mitigating this effect was the absence of expenses associated with the chemicals operations contributed to the CPChem joint venture.

Millions of dollars                                            2000       1999       1998
-------------------------------------------------------------------------------------------
Operating Expenses                                            $ 8,070    $ 7,617    $ 7,515
Selling, General and Administrative Expenses                    3,626      3,222      4,183
                                                              -----------------------------
Total Operating Expenses                                       11,696     10,839     11,698
  Less: Special Charges, Before Tax                               488        199        769
                                                              -----------------------------
Adjusted Total Operating Expenses                             $11,208    $10,640    $10,929
                                                              -----------------------------

     EXPLORATION EXPENSES were $949 million in 2000, compared with $1,072 million in 1999 and $970 million in 1998. In 2000, declines in international operations more than offset increased drilling in the deepwater U.S. Gulf of Mexico. Included in 1999 was a $100 million write-off of noncommercial investments in the Gulf of Mexico.

     DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSE was $5,321 million in 2000, compared with $4,934 million in 1999 and $4,490 million in 1998. Depreciation expense associated with asset impairments in 2000 was $623 million, compared with $422 million in 1999 and $222 million in 1998. Increased production of crude oil and natural gas in 2000 and 1999 resulted in higher depreciation expense in the company's worldwide upstream operations. The overall 2000 expense reflected lower depreciation in chemicals (resulting from the Chevron Phillips joint venture formation) and other operations.

     INCOME TAX EXPENSE was $6,322 million in 2000, $2,565 million in 1999 and $919 million in 1998, reflecting effective income tax rates of 45 percent, 44 percent and 32 percent for each of the three years, respectively. The increase in the 2000 effective tax rate, compared with 1999, was primarily the result of the following changes as a proportion of before-tax income: lower U.S. tax credits, higher state and local taxes, lower beneficial impact from prior-period tax adjustments, increased taxable income from equity affiliates, and decreased tax benefits from capital losses and permanent differences. Partially offsetting these factors in 2000 were lower foreign income taxes as a percentage of income.

     The increase in the 1999 effective tax rate was primarily the result of the following changes as a proportion of before-tax income: increased foreign taxes, lower beneficial impact from prior-period tax adjustments and lower U.S. income tax credits.

CHEVRONTEXACO CORPORATION

     FOREIGN CURRENCY GAINS in 2000 were $182 million, compared with losses of $15 million in 1999 and $242 million in 1998.

U.S. EXPLORATION AND PRODUCTION

Millions of dollars                                              2000      1999     1998
-----------------------------------------------------------------------------------------
Earnings, Excluding Special Items                               $3,725    $1,390    $ 794
                                                                -------------------------
  Asset Write-Offs and Revaluations                               (176)     (204)     (95)
  Asset Dispositions                                              (107)       --       --
  Restructurings and Reorganizations                                --       (53)     (29)
  Litigation and Regulatory                                         --        --      (45)
                                                                -------------------------
Total Special Items                                               (283)     (257)    (169)
                                                                -------------------------
Segment Income                                                  $3,442    $1,133    $ 625
                                                                -------------------------

     U.S. exploration and production earnings in 2000 and 1999, excluding special items, were driven by sustained increases in crude oil and natural gas prices that began in early 1999. Expenses were higher in 2000, primarily for well write-offs, production-related taxes and operating expenses - largely associated with higher fuel costs. Gains from asset sales were lower than in 1999 and 1998.

     The company's average 2000 U.S. crude oil realization of $26.69 per barrel was $11.19 higher than in 1999 and $15.83 higher than 1998. The 2000 average U.S. natural gas realization was $3.87 per thousand cubic feet, $1.75 higher than in 1999 and nearly double the 1998 realization.

     Net liquids production for the year averaged 667 thousand barrels per day, down 6 percent from 1999 and 12 percent from 1998. Net natural gas production in 2000 averaged 2.910 billion cubic feet per day, down 7 percent from 1999 and 16 percent from 1998. The lower oil-equivalent production reflected normal field declines and asset sales, partially offset by new and enhanced production in the deepwater and other areas of the Gulf of Mexico. The decline in production in 2000 was mitigated by accelerating capital spending for fast-payout well workovers and development drilling projects that increased production and took advantage of the favorable price environment.

INTERNATIONAL EXPLORATION AND PRODUCTION

Millions of dollars                                              2000      1999     1998
-----------------------------------------------------------------------------------------
Earnings, Excluding Special Items*                              $3,603    $1,520    $ 951
                                                                -------------------------
  Asset Write-Offs and Revaluations                                 --        --      (48)
  Asset Dispositions                                                80        --      (56)
  Prior-Year Tax Adjustments                                        --       (47)      --
  Restructurings and Reorganizations                                --       (23)     (10)
                                                                -------------------------
Total Special Items                                                 80       (70)    (114)
                                                                -------------------------
Segment Income*                                                 $3,683    $1,450    $ 837
                                                                -------------------------
*Includes Foreign Currency Gains                                $   97    $    9    $  44

     International exploration and production earnings, excluding special items, improved substantially in 2000 and 1999 on higher crude oil and natural gas prices. The average liquids realization, including equity affiliates, was $26.04 per barrel in 2000, compared with $16.57 in 1999 and $11.43 in 1998. The average natural gas realization was $2.09 per thousand cubic feet in 2000, compared with $1.66 in 1999 and $1.78 in 1998.

     Net liquids production of 1.330 million barrels per day in 2000 was essentially flat with production of 1.337 million barrels per day in 1999 and up slightly from 1998. Production increases in Argentina,

CHEVRONTEXACO CORPORATION

Angola, Australia, Kazakhstan, Kuwait and Thailand in 2000 could not offset lower volumes from Indonesia and the United Kingdom. In 1999, increases in Angola, Kuwait and Kazakhstan, combined with production from properties acquired in Argentina and Thailand, more than offset declines in Australia, Indonesia and the United Kingdom.

     Net natural gas production of 1.556 billion cubic feet per day in 2000 was up 3 percent from 1999 and more than 17 percent from 1998. In 2000, production increases were primarily in Argentina, Colombia, Kazakhstan and Thailand, partially offset by sharply lower production from normal declines in mature fields in Canada and the United Kingdom. Increases in 1999 were from the Britannia Field in the United Kingdom, as well as from new production from the properties acquired in Thailand and Argentina.

U.S. REFINING, MARKETING AND TRANSPORTATION

Millions of dollars                                             2000     1999    1998
-------------------------------------------------------------------------------------
Earnings, Excluding Special Items                               $ 979    $638    $826
                                                                ---------------------
  Asset Write-Offs and Revaluations                                --     (76)     --
  Asset Dispositions                                               --      75      --
  Environmental Remediation Provisions                           (191)    (40)     --
  Restructurings and Reorganizations                               --     (46)    (14)
  Litigation and Regulatory                                       (62)     --      --
                                                                ---------------------
Total Special Items                                              (253)    (87)    (14)
                                                                ---------------------
Segment Income                                                  $ 726    $551    $812
                                                                ---------------------

     U.S. refining, marketing and transportation earnings in 2000, excluding special items, increased 53 percent to $979 million and exceeded 1998 earnings of $826 million by 19 percent. Special items in 2000 included environmental remediation provisions for certain of the company's refining and marketing sites, some of which had been sold or closed in prior years, and a charge for the Unocal patent litigation. Refining, marketing and transportation earnings include the company's share of the operations of Equilon and Motiva.

     Earnings improved in 2000 on higher margins, particularly on the East and Gulf Coasts, and more reliable West Coast refinery operations. Earnings in 1999 suffered from lower sales margins and operational problems at the company's California refineries, including a fire and, some months later, a detonation at the Richmond Refinery. These incidents impacted the refinery's efficiency and capacity to produce blending components for diesel fuel, jet fuel and gasoline. These effects in 1999 were offset partially by increases in refined products sales volumes, improved West Coast refining margins and higher proceeds from business interruption insurance.

     Refined products sales volumes of 2.667 million barrels per day in 2000 increased about 2 percent over 1999 volumes and 10 percent from 1998 levels. The 2000 sales volumes reflected increases in higher-value gasoline and jet fuel volumes - more than offsetting a decline in sales of residual fuel oil. Additionally, sales in 2000 suffered from the effect of 1999 year-end stockpiling by customers in anticipation of possible Year 2000-related interruptions. U.S. refined products sales realizations were $37.78 per barrel, up 48 percent from 1999 realizations and up 62 percent from 1998's depressed levels.

CHEVRONTEXACO CORPORATION

INTERNATIONAL REFINING, MARKETING AND TRANSPORTATION

Millions of dollars                                             2000     1999     1998
---------------------------------------------------------------------------------------
Earnings, Excluding Special Items*                              $ 373    $ 518    $ 461
                                                                -----------------------
  Asset Write-Offs and Revaluations                              (112)      --       --
  Asset Dispositions                                               --     (111)      --
  Prior-Year Tax Adjustments                                       --      114       --
  Restructurings and Reorganizations                               --      (72)    (106)
  Other                                                            --       --      (50)
                                                                -----------------------
Total Special Items                                              (112)     (69)    (156)
                                                                -----------------------
Segment Income*                                                 $ 261    $ 449    $ 305
                                                                -----------------------
*Includes Foreign Currency Gains (Losses)                       $ 107    $ (27)   $(280)

     International refining, marketing and transportation earnings include results of the company's consolidated refining and marketing businesses, international marine operations, international supply and trading activities, and equity earnings of its primarily Asia-Pacific affiliates. Excluding special items, 2000 earnings of $373 million were down 28 percent from $518 million in 1999, and about 19 percent lower than the $461 million recorded in 1998.

     In 2000, weaker margins in Latin America and West Africa resulted in lower earnings compared with 1999. These were partially offset by increased earnings in Europe, driven by higher margins in the United Kingdom and the Netherlands. Earnings for 1999 in Latin America, West Africa and Europe declined from 1998 on lower margins.

     Earnings in the Asia-Pacific region suffered from a very competitive operating environment, including excess refinery capacity in the region during 2000 and 1999. Earnings decreased in 2000, compared with 1999 on lower marketing margins and refined products sales volumes. 1999 results compared with 1998 were adversely affected by lower refining and marketing margins.

     International refined products sales volumes were 2.521 million barrels per day in 2000, down nearly 4 percent from 2.621 million barrels per day in 1999 but up from 2.487 million barrels per day in 1998. Lower trading volumes and the third quarter 1999 sale of the company's equity interest in Koa Oil Company Limited in Japan were responsible for the decline in sales volumes in 2000. Higher sales volumes of residual fuels and marine lubricants primarily were responsible for the 1999 increase.

CHEMICALS

Millions of dollars                                           2000    1999    1998
----------------------------------------------------------------------------------
Earnings, Excluding Special Items*                            $130    $174    $122
                                                              --------------------
  Asset Write-Offs and Revaluations                            (90)    (43)     --
  Restructurings and Reorganizations                            --     (22)     --
                                                              --------------------
Total Special Items                                            (90)    (65)     --
                                                              --------------------
Segment Income*                                               $ 40    $109    $122
                                                              --------------------
*Includes Foreign Currency (Losses) Gains                     $ (2)   $  3    $ (6)

     Chemicals earnings in 2000 included results from the company's Oronite division - the company's petrochemicals businesses prior to its contribution to CPChem in July 2000 - and equity earnings in the CPChem joint venture for the second half of the year. The special item for asset write-offs in 2000 was for this affiliate's impairment of assets in Puerto Rico. Operationally, commodity chemicals businesses suffered in the second half of 2000 from generally weak product demand, industry over-capacity and high raw material costs.

CHEVRONTEXACO CORPORATION

     Earnings in 1999 benefited from improved sales margins for major products, higher sales volumes and lower operating expenses. The 1998 results were adversely affected by plant shutdowns for expansions and storm damage repairs.

ALL OTHER

Millions of dollars                                           2000     1999     1998
-------------------------------------------------------------------------------------
Net Charges, Excluding Special Items*                         $(705)   $(802)   $(366)
                                                              -----------------------
  Asset Write-Offs and Revaluations                              --      (54)     (68)
  Asset Dispositions                                             99      147       --
  Prior-Year Tax Adjustments                                    107      161      203
  Environmental Remediation                                     (73)      --       --
  Restructurings and Reorganizations                             --      (41)     (21)
  Litigation and Regulatory                                      --      104     (637)
  Other                                                         147       40      105
                                                              -----------------------
Total Special Items                                             280      357     (418)
                                                              -----------------------
Segment Charges*                                              $(425)   $(445)   $(784)
                                                              -----------------------
*Includes Foreign Currency Losses                             $ (20)   $  --    $  --

     All Other consists of coal mining operations, the company's ownership interest in Dynegy Inc. (Dynegy) electric power generation facilities, worldwide cash management and debt financing activities, corporate administrative costs, insurance operations, and real estate activities.

     Earnings, excluding special items, for the company's coal operations were $1 million in 2000, compared with $34 million in 1999 and $77 million in 1998. Earnings in 2000 were affected negatively by a union work stoppage for several months and operating and geologic complications at certain mines. In 1999, results were lower than in 1998 primarily because of the absence of earnings from an affiliate sold in the first quarter of 1999, lower sales tonnage and prices for the remaining coal business, and adjustments to the carrying value of the operations that were under active negotiation for sale at that time.

     The company's share of Dynegy's 2000 operating earnings was $119 million, a significant increase from $44 million in 1999 and $35 million in 1998. Significantly higher prices for natural gas and natural gas liquids and an increase in earnings from power generation activities were the primary reasons for the improved results.

     Net charges for the balance of the All Other segment, excluding special items, were $825 million in 2000, $880 million in 1999 and $478 million in 1998. Lower interest expense, higher interest income and decreases in other corporate expenses resulted in lower 2000 net charges than in 1999. The primary factors in the higher level of charges in 1999 as compared with 1998 were an increase in debt and lower cash balances, which caused interest expense to be higher and reduced interest income.

CHEVRONTEXACO CORPORATION

SELECTED OPERATING DATA

                                                               2000      1999      1998
----------------------------------------------------------------------------------------
U.S. EXPLORATION AND PRODUCTION
Net Crude Oil and Natural Gas Liquids Production (MBPD)          667       712       758
Net Natural Gas Production (MMCFPD)                            2,910     3,145     3,474
Natural Gas Sales (MMCFPD)(1)                                  7,302     6,534     7,295
Natural Gas Liquids Sales (MBPD)(1)                              373       415       481
Revenues from Net Production
  Crude Oil ($/Bbl)                                           $26.69    $15.50    $10.86
  Natural Gas ($/MCF)                                         $ 3.87    $ 2.12    $ 1.98
INTERNATIONAL EXPLORATION AND PRODUCTION(1)
Net Crude Oil and Natural Gas Liquids Production (MBPD)        1,330     1,337     1,312
Net Natural Gas Production (MMCFPD)                            1,556     1,512     1,326
Natural Gas Sales (MMCFPD)                                     2,398     2,342     2,049
Natural Gas Liquids Sales (MBPD)                                  67        58        54
Revenues from Liftings
  Liquids ($/Bbl)                                             $26.04    $16.57    $11.43
  Natural Gas ($/MCF)                                         $ 2.09    $ 1.66    $ 1.78
Other Produced Volumes (MBPD)(2)                                 123        96        95
U.S. REFINING, MARKETING AND TRANSPORTATION(1)
Gasoline Sales (MBPD)                                          1,320     1,266     1,090
Other Refined Products Sales (MBPD)                            1,347     1,357     1,342
Refinery Input (MBPD)                                          1,467     1,626     1,567
Average Refined Products Sales Price ($/Bbl)                  $37.78    $25.50    $23.32
INTERNATIONAL REFINING, MARKETING AND TRANSPORTATION(1)
Refined Products Sales (MBPD)                                  2,521     2,621     2,487
Refinery Input (MBPD)                                          1,209     1,289     1,307
                                                              --------------------------

MBPD = Thousands of barrels per day; MMCFPD = Millions of cubic feet per day; Bbl = Barrel;
MCF  = Thousand cubic feet.
(1) Includes equity in affiliates.
(2) Represents total field production under the Boscan operating service agreement in Venezuela and a Colombian operating service agreement that expired in mid-2000.

CHEVRONTEXACO CORPORATION

QUARTERLY RESULTS (Unaudited)

                                                     2000                                    1999
Millions of dollars, except          -----------------------------------------------------------------------------
per-share amounts                     4TH Q     3RD Q     2ND Q     1ST Q     4TH Q     3RD Q     2ND Q     1ST Q
------------------------------------------------------------------------------------------------------------------
REVENUES AND OTHER INCOME
Sales and other operating
  revenues(1)                        $31,981   $30,379   $28,695   $26,040   $25,808   $20,467   $20,740   $16,989
Income from equity affiliates            139       427       245       266       146       313       160       277
Other income                             238       384       149       187       269       112       282       150
------------------------------------------------------------------------------------------------------------------
TOTAL REVENUES AND OTHER INCOME       32,358    31,190    29,089    26,493    26,223    20,892    21,182    17,416
------------------------------------------------------------------------------------------------------------------
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products,
  operating and other expenses        22,638    21,866    20,224    18,095    17,970    13,932    14,912    11,580
Depreciation, depletion and
  amortization                         1,529     1,292     1,227     1,273     1,509     1,242     1,131     1,052
Taxes other than on income(1)          4,311     3,530     4,058     3,928     4,453     3,450     3,802     3,736
Interest and debt expense                267       263       284       296       312       280       276       264
------------------------------------------------------------------------------------------------------------------
TOTAL COSTS AND OTHER DEDUCTIONS      28,745    26,951    25,793    23,592    24,244    18,904    20,121    16,632
------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAX               3,613     4,239     3,296     2,901     1,979     1,988     1,061       784
INCOME TAX EXPENSE                     1,574     1,910     1,555     1,283       852     1,019       438       256
------------------------------------------------------------------------------------------------------------------
NET INCOME(2)                        $ 2,039   $ 2,329   $ 1,741   $ 1,618   $ 1,127   $   969   $   623   $   528
------------------------------------------------------------------------------------------------------------------
NET INCOME PER
  SHARE - BASIC                      $  1.93   $  2.18   $  1.62   $  1.50   $  1.05   $  0.90   $  0.57   $  0.49
          - DILUTED                  $  1.92   $  2.17   $  1.62   $  1.50   $  1.04   $  0.90   $  0.58   $  0.48
------------------------------------------------------------------------------------------------------------------
(1) Includes consumer excise taxes   $ 1,769   $ 1,585   $ 1,679   $ 1,568   $ 1,570   $ 1,428   $ 1,554   $ 1,477
(2) Net special (charges) credits
   included in Net Income            $  (254)  $   (81)  $    40   $   (83)  $    88   $  (156)  $  (183)  $    60

CHEVRONTEXACO CORPORATION
2000 SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE STOCKHOLDERS AND THE BOARD OF DIRECTORS OF CHEVRONTEXACO CORPORATION

     In our opinion, based on our audits and the report of other auditors, the accompanying supplemental combined balance sheet and the related supplemental combined statements of income, comprehensive income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of ChevronTexaco Corporation and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. In addition, based on our audits and the report of other auditors, the accompanying supplemental combined financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related supplemental combined financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements or financial statement schedule of Texaco Inc., which statements reflect total assets of $30,867 million and $28,972 million at December 31, 2000 and 1999, respectively, and total revenues of $51,130 million, $35,691 million and $31,707 million for each of the three years in the period ended December 31, 2000. Those statements and schedule were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Texaco Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     As described in Notes 1 and 2, on October 9, 2001, Chevron Corporation entered into a business combination with Texaco Inc. in a transaction accounted for as a pooling of interests. The accompanying supplemental combined financial statements give retroactive effect to the merger of Chevron Corporation with Texaco Inc. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of ChevronTexaco Corporation and its subsidiaries after financial statements covering the date of consummation of the business combination are issued.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
November 19, 2001

CHEVRONTEXACO CORPORATION
2000 SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO TEXACO INC.:

     We have audited the consolidated balance sheet of Texaco Inc. (a Delaware corporation) and subsidiary companies as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2000. These financial statements (not presented separately herein) are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above (not presented separately herein) present fairly, in all material respects, the financial position of Texaco Inc. and subsidiary companies as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 14 on Texaco Inc.'s 2000 Form 10-K (not presented separately herein) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                             ARTHUR ANDERSEN LLP
February 22, 2001
New York, N.Y.

CHEVRONTEXACO CORPORATION
2000 SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

SUPPLEMENTAL COMBINED STATEMENT OF INCOME

                                                                   Year ended December 31
                                                               ------------------------------
Millions of dollars                                              2000       1999       1998
---------------------------------------------------------------------------------------------
REVENUES AND OTHER INCOME
  Sales and other operating revenues*                          $117,095    $84,004    $71,937
  Income from equity affiliates                                   1,077        896        634
  Other income                                                      958        813        687
---------------------------------------------------------------------------------------------
TOTAL REVENUES AND OTHER INCOME                                 119,130     85,713     73,258

COSTS AND OTHER DEDUCTIONS
  Purchased crude oil and products                               70,067     46,412     36,740
  Operating expenses                                              8,070      7,617      7,515
  Selling, general and administrative expenses                    3,626      3,222      4,183
  Exploration expenses                                              949      1,072        970
  Depreciation, depletion and amortization                        5,321      4,934      4,490
  Taxes other than on income*                                    15,827     15,441     15,405
  Minority interests                                                111         71         62
  Interest and debt expense                                       1,110      1,132      1,057
---------------------------------------------------------------------------------------------
TOTAL COSTS AND OTHER DEDUCTIONS                                105,081     79,901     70,422
---------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAX EXPENSE                                 14,049      5,812      2,836
INCOME TAX EXPENSE                                                6,322      2,565        919
---------------------------------------------------------------------------------------------
NET INCOME                                                     $  7,727    $ 3,247    $ 1,917
---------------------------------------------------------------------------------------------
NET INCOME PER SHARE OF COMMON STOCK - BASIC                   $   7.23    $  3.01    $  1.76
                                     - DILUTED                 $   7.21    $  3.00    $  1.75
---------------------------------------------------------------------------------------------
*Includes consumer excise taxes:                               $  6,601    $ 6,029    $ 5,930

See accompanying Notes to Supplemental Combined Financial Statements.

CHEVRONTEXACO CORPORATION
2000 SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

SUPPLEMENTAL COMBINED STATEMENT OF COMPREHENSIVE INCOME

                                                                  Year ended December 31
                                                                --------------------------
Millions of dollars                                              2000      1999      1998
------------------------------------------------------------------------------------------
NET INCOME                                                      $7,727    $3,247    $1,917
------------------------------------------------------------------------------------------
UNREALIZED HOLDING GAINS ON SECURITIES
  Net gain arising during period
     Before income taxes                                            87        72        38
     Income taxes                                                  (30)      (33)      (11)
  Reclassification to net income of net realized gain
     Before income taxes                                          (154)      (48)      (31)
     Income taxes                                                   54        11        11
------------------------------------------------------------------------------------------
  Total                                                            (43)        2         7
------------------------------------------------------------------------------------------
MINIMUM PENSION LIABILITY ADJUSTMENT
     Before income taxes                                           (28)      (15)      (40)
     Income taxes                                                    9         5        17
------------------------------------------------------------------------------------------
  Total                                                            (19)      (10)      (23)
------------------------------------------------------------------------------------------
CURRENCY TRANSLATION ADJUSTMENT
  Unrealized net change arising during period                      (14)      (21)       (3)
  Reclassification adjustment to net income for sale of
     investment in affiliate                                        --       (14)       --
------------------------------------------------------------------------------------------
  Total                                                            (14)      (35)       (3)
------------------------------------------------------------------------------------------
OTHER COMPREHENSIVE LOSS, NET OF TAX                               (76)      (43)      (19)
------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME                                            $7,651    $3,204    $1,898
------------------------------------------------------------------------------------------

See accompanying Notes to Supplemental Combined Financial Statements.

CHEVRONTEXACO CORPORATION
2000 SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

SUPPLEMENTAL COMBINED BALANCE SHEET

                                                                   At December 31
                                                                ---------------------
Millions of dollars                                              2000          1999
-------------------------------------------------------------------------------------
ASSETS
  Cash and cash equivalents                                     $ 2,328      $  1,997
  Marketable securities                                             913           971
  Accounts and notes receivable (less allowance:
    2000 - $116; 1999 - $106)                                    10,763         9,205
  Inventories:
    Crude oil and petroleum products                              1,969         2,133
    Chemicals                                                       200           526
    Materials, supplies and other                                   485           548
                                                                ---------------------
                                                                  2,654         3,207
  Prepaid expenses and other current assets                       1,255         1,663
-------------------------------------------------------------------------------------
  TOTAL CURRENT ASSETS                                           17,913        17,043
  Long-term receivables                                           1,218         1,234
  Investments and advances                                       11,764         8,482
  Properties, plant and equipment, at cost                       95,568       100,991
  Less: accumulated depreciation, depletion and amortization     51,249        54,504
                                                                ---------------------
                                                                 44,319        46,487
  Deferred charges and other assets                               2,407         2,134
-------------------------------------------------------------------------------------
  TOTAL ASSETS                                                  $77,621      $ 75,380
-------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                               $ 3,094      $  6,063
  Accounts payable                                                7,563         6,812
  Accrued liabilities                                             3,014         2,582
  Federal and other taxes on income                               1,864         1,017
  Other taxes payable                                             1,126         1,209
-------------------------------------------------------------------------------------
  TOTAL CURRENT LIABILITIES                                      16,661        17,683
  Long-term debt                                                 12,494        12,787
  Capital lease obligations                                         327           358
  Deferred credits and other noncurrent obligations               4,303         4,251
  Noncurrent deferred income taxes                                6,687         6,712
  Reserves for employee benefit plans                             3,034         3,065
  Minority interests                                                746           733
-------------------------------------------------------------------------------------
  TOTAL LIABILITIES                                              44,252        45,589
-------------------------------------------------------------------------------------
  Preferred stock - Chevron (authorized 100,000,000 shares,
                    $1.00 par value, none issued)                    --            --
                  - Texaco (authorized 30,000,000 shares,
                    $1.00 par value,
                      Market Auction Preferred Shares, 1,200
                      shares issued, liquidation preference
                      of $250,000 per share)                        300           300
  Common stock (authorized 2,654,500,000 shares, $0.75 par
    value at December 31, 2000, and 1,654,500,000 shares,
    $1.50 par value at December 31, 1999; 1,149,520,976
    shares issued)                                                  862         1,724
  Capital in excess of par value                                  5,505         4,621
  Deferred compensation and benefit plan trust                     (921)         (952)
  Accumulated other comprehensive loss                             (310)         (234)
  Retained earnings                                              32,206        27,148
  Treasury stock, at cost (2000 - 84,835,000 shares;
    1999 - 67,171,000 shares)                                    (4,273)       (2,816)
-------------------------------------------------------------------------------------
  TOTAL STOCKHOLDERS' EQUITY                                     33,369        29,791
-------------------------------------------------------------------------------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $77,621      $ 75,380
-------------------------------------------------------------------------------------

See accompanying Notes to Supplemental Combined Financial Statements.

CHEVRONTEXACO CORPORATION
2000 SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

SUPPLEMENTAL COMBINED STATEMENT OF CASH FLOWS

                                                                   Year ended December 31
                                                                -----------------------------
Millions of dollars                                              2000       1999       1998
---------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                    $ 7,727    $ 3,247    $ 1,917
  Adjustments
     Depreciation, depletion and amortization                     5,321      4,934      4,490
     Dry hole expenses                                              462        583        361
     Distributions (less than) greater than income from
       equity affiliates                                            (26)      (288)        49
     Net before-tax gains on asset retirements and sales           (371)      (542)      (104)
     Net foreign currency (gains) losses                           (130)        58        (28)
     Deferred income tax provision                                  521         23        206
     Net decrease (increase) in operating working capital            91        266       (610)
     Minority interest in net income                                111         68         59
     (Decrease) increase in Cities Service provision                 --       (149)       924
     Cash settlement of Cities Service litigation                    --       (775)        --
     Other, net                                                    (239)       346       (358)
---------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                        13,467      7,771      6,906
---------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Capital expenditures                                           (7,629)    (7,895)    (7,903)
  Proceeds from asset sales                                       1,229      1,578        840
  Net sales (purchases) of marketable securities                     80        597        (36)
  Net purchases of other short-term investments                     (84)        --         --
  Collection of note/formation payments from U.S. affiliate          --        101        612
  Distribution from Chevron Phillips Chemical Company LLC           835         --         --
  Other, net                                                        (73)         9       (230)
---------------------------------------------------------------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES                           (5,642)    (5,610)    (6,717)
---------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Net (repayments) borrowings of short-term obligations          (3,254)       542      2,331
  Proceeds from issuances of long-term debt                       1,293      2,383      2,146
  Repayments of long-term debt and other financing
     obligations                                                 (1,241)    (1,491)    (1,780)
  Dividends paid
     Common stock                                                (2,664)    (2,589)    (2,548)
     Preferred stock                                                (15)       (28)       (53)
  Dividends paid to minority interests                             (110)       (55)       (54)
  Cash funding provided by minority interests                        --         --         17
  Net (purchases) sales of treasury shares                       (1,498)       108       (840)
---------------------------------------------------------------------------------------------
NET CASH USED FOR FINANCING ACTIVITIES                           (7,489)    (1,130)      (781)
---------------------------------------------------------------------------------------------
EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH AND
  CASH EQUIVALENTS                                                   (5)       (30)       (20)
---------------------------------------------------------------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                             331      1,001       (612)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                    1,997        996      1,608
---------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT YEAR-END                           $ 2,328    $ 1,997    $   996
---------------------------------------------------------------------------------------------

See accompanying Notes to Supplemental Combined Financial Statements.

CHEVRONTEXACO CORPORATION
2000 SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

SUPPLEMENTAL COMBINED STATEMENT OF STOCKHOLDERS' EQUITY

                                        2000                  1999                  1998
SHARES IN THOUSANDS;             ---------------------------------------------------------------
AMOUNTS IN MILLIONS OF DOLLARS    SHARES     AMOUNT     Shares     Amount     Shares     Amount
------------------------------------------------------------------------------------------------
COMMON STOCK
  Balance at January 1           1,149,521   $ 1,724   1,149,544   $ 1,724   1,149,544   $ 1,724
  Change in par value                   --      (862)         --        --          --        --
  Monterey Resources
     acquisition adjustment             --        --         (23)       --          --        --
                                 ---------------------------------------------------------------
  BALANCE AT DECEMBER 31         1,149,521   $   862   1,149,521   $ 1,724   1,149,544   $ 1,724
------------------------------------------------------------------------------------------------
TREASURY STOCK AT COST
  Balance at January 1              67,282   $(2,816)     84,853   $(3,728)     76,166   $(2,933)
  Purchases                         19,517    (1,580)         56        (5)     12,617      (949)
  Redemption of Texaco Series B
     and Series F ESOP
     Convertible Preferred
     Stock                              --        --     (12,459)      699          --        --
  Other - mainly employee
     benefit plans                  (1,964)      123      (5,168)      218      (3,930)      154
                                 ---------------------------------------------------------------
  BALANCE AT DECEMBER 31            84,835   $(4,273)     67,282   $(2,816)     84,853   $(3,728)
------------------------------------------------------------------------------------------------
BENEFIT PLAN TRUST (COMMON
  STOCK)
  BALANCE AT JANUARY 1 AND
     DECEMBER 31                     7,084   $  (240)      7,084   $  (240)      7,084   $  (240)
------------------------------------------------------------------------------------------------
PREFERRED STOCK - CHEVRON               --        --          --        --          --        --
------------------------------------------------------------------------------------------------
PREFERRED STOCK - TEXACO
  MARKET AUCTION PREFERRED
     SHARES
  BALANCE AT JANUARY 1 AND
     DECEMBER 31                         1   $   300           1   $   300           1   $   300
------------------------------------------------------------------------------------------------
  SERIES B ESOP CONVERTIBLE
     PREFERRED STOCK
     Balance at January 1               --   $    --         649   $   389         693   $   416
     Redemptions                        --        --        (587)     (352)         --        --
     Retirements                        --        --         (62)      (37)        (44)      (27)
                                 ---------------------------------------------------------------
  BALANCE AT DECEMBER 31                --   $    --          --   $    --         649   $   389
------------------------------------------------------------------------------------------------
  SERIES F ESOP CONVERTIBLE
     PREFERRED STOCK
     Balance at January 1               --   $    --          53   $    39          56   $    41
     Redemptions                        --        --         (53)      (39)         --        --
     Retirements                        --        --          --        --          (3)       (2)
                                 ---------------------------------------------------------------
  BALANCE AT DECEMBER 31                --   $    --          --   $    --          53   $    39
------------------------------------------------------------------------------------------------

                                                        (continued on next page)

CHEVRONTEXACO CORPORATION
2000 SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

SUPPLEMENTAL COMBINED STATEMENT OF STOCKHOLDERS' EQUITY - CONTINUED

                                                                 2000       1999       1998
                                                                -----------------------------
Amounts in millions of dollars                                  AMOUNT     Amount     Amount
---------------------------------------------------------------------------------------------
CAPITAL IN EXCESS OF PAR
  Balance at January 1                                          $ 4,621    $ 4,856    $ 4,829
  Change in common stock par value                                  862         --         --
  Redemption of Texaco Series B and Series F ESOP
     Convertible Preferred Stock                                     --       (308)        --
  Monterey Resources acquisition adjustment                          --         (2)        --
  Treasury stock transactions                                        22         75         27
                                                                -----------------------------
  BALANCE AT DECEMBER 31                                        $ 5,505    $ 4,621    $ 4,856
---------------------------------------------------------------------------------------------
DEFERRED COMPENSATION
  Balance at January 1                                          $  (712)   $  (785)   $  (899)
  Net reduction of ESOP debt and other                               31         73        114
                                                                -----------------------------
  BALANCE AT DECEMBER 31                                        $  (681)   $  (712)   $  (785)
---------------------------------------------------------------------------------------------
ACCUMULATED OTHER COMPREHENSIVE INCOME
  Currency translation adjustment
     Balance at January 1                                       $  (198)   $  (163)   $  (160)
     Change during year                                             (14)       (35)        (3)
                                                                -----------------------------
     Balance at December 31                                        (212)      (198)      (163)
  Minimum pension liability adjustment
     Balance at January 1                                           (81)       (71)       (48)
     Change during year                                             (19)       (10)       (23)
                                                                -----------------------------
     Balance at December 31                                        (100)       (81)       (71)
  Unrealized net holding gain on securities
     Balance at January 1                                            45         43         36
     Change during year                                             (43)         2          7
                                                                -----------------------------
     Balance at December 31                                           2         45         43
                                                                -----------------------------
  BALANCE AT DECEMBER 31                                        $  (310)   $  (234)   $  (191)
---------------------------------------------------------------------------------------------
RETAINED EARNINGS
  Balance at January 1                                          $27,148    $26,503    $27,172
  Net income                                                      7,727      3,247      1,917
  Cash dividends -
     Common stock (per-share amounts:
       Chevron - 2000: $2.60; 1999: $2.48; 1998: $2.44
       Texaco - 2000, 1999 and 1998: $1.80)                      (2,664)    (2,589)    (2,548)
     Preferred stock
       Texaco Series B ESOP Convertible Preferred Stock              --        (17)       (38)
       Texaco Series F ESOP Convertible Preferred Stock              --         (2)        (4)
       Market Auction Preferred Shares                              (17)        (9)       (13)
  Tax benefit from dividends paid on unallocated ESOP shares         12         15         17
                                                                -----------------------------
  BALANCE AT DECEMBER 31                                        $32,206    $27,148    $26,503
---------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY AT DECEMBER 31                       $33,369    $29,791    $28,867
---------------------------------------------------------------------------------------------

See accompanying Notes to Supplemental Combined Financial Statements.

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION - TEXACO MERGER TRANSACTION

     On October 9, 2001, Texaco Inc. (Texaco) became a wholly owned subsidiary of Chevron Corporation (Chevron) pursuant to a merger transaction and Chevron changed its name to ChevronTexaco Corporation. The business combination was accounted for as a pooling of interests.

     These Supplemental Combined Financial Statements give retroactive effect to the merger, with all periods presented as if Chevron and Texaco had always been combined. Certain reclassifications have been made to conform the separate presentations of Chevron and Texaco. The reclassifications had no impact on the amount of net income or stockholders' equity.

     The Supplemental Combined Financial Statements include the accounts of all majority-owned, controlled subsidiaries after the elimination of significant intercompany accounts and transactions. Included in the consolidation are the accounts of the Caltex Group of Companies (Caltex) - a joint venture, owned 50 percent each by Chevron and Texaco prior to the merger and previously accounted for under the equity method by both companies.

     These financial statements include the combined results of operations, financial position, and cash flows but do not extend through the date of consummation. They will become the company's historical consolidated financial statements after financial statements covering the date of consummation of the business combination are issued.

GENERAL

     ChevronTexaco manages its investments in, and provides administrative, financial and management support to, U.S. and foreign subsidiaries and affiliates that engage in fully integrated petroleum operations, chemicals operations and coal mining activities. In addition, ChevronTexaco holds investments in power generation and gasification businesses. Collectively, these companies operate in the United States and approximately 175 other countries. Petroleum operations consist of exploring for, developing and producing crude oil and natural gas; refining crude oil into finished petroleum products; marketing crude oil, natural gas and the many products derived from petroleum; and transporting crude oil, natural gas and petroleum products by pipelines, marine vessels, motor equipment and rail car. Chemicals operations include the manufacture and marketing of commodity petrochemicals, plastics for industrial uses and fuel and lube oil additives.

     In preparing its supplemental combined financial statements, the company follows accounting policies that are in accordance with accounting principles generally accepted in the United States of America. This requires the use of estimates and assumptions that affect the assets, liabilities, revenues and expenses reported in the financial statements, as well as amounts included in the notes thereto, including discussion and disclosure of contingent liabilities. While the company uses its best estimates and judgments, actual results could differ from these estimates as future confirming events occur.

     The nature of the company's operations and many countries in which it operates subject it to changing economic, regulatory and political conditions. The company does not believe it is vulnerable to the risk of near-term severe impact as a result of any concentration of its activities.

SUBSIDIARY AND AFFILIATED COMPANIES

     The supplemental combined financial statements include the accounts of subsidiary companies more than 50 percent owned. Investments in and advances to affiliates in which the company has a substantial ownership interest of approximately 20 percent to 50 percent, or for which the company exercises

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

significant influence but not control over policy decisions, are accounted for by the equity method, in accordance with Accounting Principles Board (APB) Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." Under this accounting, remaining unamortized cost is increased or decreased by the company's share of earnings or losses after dividends. Gains and losses that arise from the issuance of stock by an affiliate that results in changes in the company's proportionate share of the dollar amount of the affiliate's equity are recognized currently in income. Deferred income taxes are provided for these gains and losses.

DERIVATIVES

     Gains and losses on hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to qualifying hedges of firm commitments or anticipated transactions also are deferred and are recognized in income or as adjustments of carrying amounts when the underlying hedged transaction occurs. Cash flows associated with these derivatives are reported with the underlying hedged transaction's cash flows. If subsequent to being hedged, underlying transactions are no longer likely to occur, the related derivatives gains and losses are recognized currently in income. Gains and losses on derivatives contracts that do not qualify as hedges are recognized currently in "Other income." The adoption on January 1, 2001, of Financial Accounting Standards Board (FASB) Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133), and FASB Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133," did not have a significant effect on the company's combined results of operations or financial position.

SHORT-TERM INVESTMENTS

     All short-term investments are classified as available for sale and are in highly liquid debt or equity securities. Those investments that are part of the company's cash management portfolio with original maturities of three months or less are reported as "Cash equivalents." The balance of the short-term investments is reported as "Marketable securities." Short-term investments are marked-to-market with any unrealized gains or losses included in other comprehensive income.

INVENTORIES

     Crude oil, petroleum products and chemicals are generally stated at cost, using a Last-In, First-Out (LIFO) method. In the aggregate, these costs are below market. Materials, supplies and other inventories generally are stated at average cost.

PROPERTIES, PLANT AND EQUIPMENT

     The successful efforts method is used for oil and gas exploration and production activities. All costs for development wells, related plant and equipment, and proved mineral interests in oil and gas properties are capitalized. Costs of exploratory wells are capitalized pending determination of whether the wells found proved reserves. Costs of wells that are assigned proved reserves remain capitalized. Costs also are capitalized for wells that find commercially producible reserves that cannot be classified as proved, pending one or more of the following: (1) decisions on additional major capital expenditures, (2) the results of additional exploratory wells that are under way or firmly planned, and (3) securing final regulatory approvals for development. Otherwise, well costs are expensed if a determination as to whether proved reserves were found cannot be made within one year following completion of drilling. All other exploratory wells and costs are expensed.

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

     Long-lived assets, including proved oil and gas properties, are assessed for possible impairment by comparing their carrying values with the undiscounted future net before-tax cash flows. Impaired assets are written down to their estimated fair values, generally their discounted future net before-tax cash flows. For proved oil and gas properties in the United States, the company generally performs the impairment review on an individual field basis. Outside the United States, reviews are performed on a country or concession basis. Impairment amounts are recorded as incremental depreciation expense in the period in which the event occurs.

     Depreciation and depletion (including provisions for future abandonment and restoration costs) of all capitalized costs of proved oil and gas producing properties, except mineral interests, are expensed using the unit-of-production method by individual fields as the proved developed reserves are produced. Depletion expenses for capitalized costs of proved mineral interests are recognized using the unit-of-production method by individual fields as the related proved reserves are produced. Periodic valuation provisions for impairment of capitalized costs of unproved mineral interests are expensed.

     Depreciation and depletion expenses for coal are determined using the unit-of-production method as the proved reserves are produced. The capitalized costs of all other plant and equipment are depreciated or amortized over their estimated useful lives. In general, the declining-balance method is used to depreciate plant and equipment in the United States; the straight-line method generally is used to depreciate international plant and equipment and to amortize all capitalized leased assets.

     Gains or losses are not recognized for normal retirements of properties, plant and equipment subject to composite group amortization or depreciation. Gains or losses from abnormal retirements are included in "Operating expenses" and those from sales are included in "Other income."

     Expenditures for maintenance, repairs and minor renewals to maintain facilities in operating condition are generally expensed as incurred. Major replacements and renewals are capitalized.

ENVIRONMENTAL EXPENDITURES

     Environmental expenditures that relate to ongoing operations or to conditions caused by past operations are expensed. Expenditures that create future benefits or contribute to future revenue generation are capitalized.

     Liabilities related to future remediation costs are recorded when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals are generally based on the company's commitment to a formal plan of action, such as an approved remediation plan or the sale or disposal of an asset. For the company's U.S. and Canadian marketing facilities, the accrual is based on the probability that a future remediation commitment will be required. For oil, gas and coal producing properties, a provision is made through depreciation expense for anticipated abandonment and restoration costs at the end of a property's useful life.

     For Superfund sites, the company records a liability for its share of costs when it has been named as a Potentially Responsible Party (PRP) and when an assessment or cleanup plan has been developed. This liability includes the company's own portion of the costs and also the company's portion of amounts for other PRPs when it is probable that they will not be able to pay their share of the cleanup obligation.

     The company records the gross amount of its liability based on its best estimate of future costs using currently available technology and applying current regulations as well as the company's own internal environmental policies. Future amounts are not discounted. Recoveries or reimbursements are recorded as an asset when receipt is reasonably assured.

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

CURRENCY TRANSLATION

     The U.S. dollar is the functional currency for the company's consolidated operations as well as for substantially all operations of its equity affiliates. For those operations, all gains or losses from currency translations are currently included in income. The cumulative translation effects for the few equity affiliates using functional currencies other than the U.S. dollar are included in the currency translation adjustment in stockholders' equity.

REVENUE RECOGNITION

     Revenues associated with sales of crude oil, natural gas, coal, petroleum and chemicals products, and all other sources are recorded when title passes to the customer, net of royalties, discounts and allowances, as applicable. Revenues from natural gas production from properties in which ChevronTexaco has an interest with other producers are generally recognized on the basis of the company's net working interest (entitlement method).

STOCK COMPENSATION

     The company applies Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for stock options, and presents in Note 18 pro forma net income and earnings per share data as if the accounting prescribed by FAS No. 123, "Accounting for Stock-Based Compensation," had been applied.

NOTE 2. TEXACO MERGER TRANSACTION

     On October 9, 2001, Texaco became a wholly owned subsidiary of Chevron pursuant to a merger transaction, and Chevron changed its name to ChevronTexaco Corporation. The merger was accounted for as a pooling of interests and each share of Texaco common stock was converted, on a tax-free basis, into the right to receive 0.77 shares of ChevronTexaco common stock. In the merger, ChevronTexaco issued about 425 million shares of common stock, representing approximately 40 percent of the outstanding ChevronTexaco common stock after the merger.

     As a condition of approving the merger, the U.S. Federal Trade Commission
(FTC) required the divestment of certain Texaco assets. These assets are Texaco's investments in its U.S. refining, marketing and transportation affiliates, Equilon and Motiva, as well as other interests in U.S. natural gas processing and transportation facilities and general aviation fuel marketing. Associated carrying values were $2,717 at December 31, 2000. Net income from these assets for the year ended December 31, 2000 was $216.

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

     On October 9, 2001, Texaco placed its interests in Equilon and Motiva in trust, as required by the FTC. The trustee is negotiating a definitive agreement to sell those interests to Shell Oil Company (Shell) and Saudi Refining, Inc.
(SRI), based on a Memorandum of Understanding (MOU) signed by Texaco, Shell and SRI on October 8, 2001. Any definitive agreement will be subject to approvals by the FTC and certain U.S. states. Based on the terms of the MOU, Texaco recorded an after-tax charge of $496 in the third quarter 2001 as an impairment of its investments in Equilon and Motiva. The charge was partially offset by tax benefits of $103. If the terms of the MOU are implemented, cash proceeds from the sale will be $2,150, including a deferred dividend distribution of $50 from Motiva.

     The following table presents summary data for the separate companies and the combined amounts for periods prior to the merger.

                                                                   Year ended December 31
                                                               ------------------------------
                                                                 2000       1999       1998
---------------------------------------------------------------------------------------------
REVENUES AND OTHER INCOME
  Chevron                                                      $ 52,129    $36,586    $30,557
  Texaco(1)                                                      53,520     37,779     33,800
  Adjustments/Eliminations(2)                                    13,481     11,348      8,901
---------------------------------------------------------------------------------------------
ChevronTexaco                                                  $119,130    $85,713    $73,258
---------------------------------------------------------------------------------------------

NET INCOME
  Chevron                                                      $  5,185    $ 2,070    $ 1,339
  Texaco                                                          2,542      1,177        578
---------------------------------------------------------------------------------------------
ChevronTexaco                                                  $  7,727    $ 3,247    $ 1,917
---------------------------------------------------------------------------------------------

NET INCOME PER SHARE OF CHEVRONTEXACO COMMON STOCK:

  Basic                                                        $   7.23    $  3.01    $  1.76
  Diluted                                                      $   7.21    $  3.00    $  1.75
---------------------------------------------------------------------------------------------
(1)Includes certain reclassification adjustments to conform to historic Chevron presentation.
(2)Consolidation of former equity operations and intercompany eliminations.

NOTE 3. SPECIAL ITEMS AND OTHER FINANCIAL INFORMATION

     Net income is affected by transactions that are unrelated to or are not necessarily representative of the company's ongoing operations for the periods presented. These transactions, defined by management and designated "special items," can obscure the underlying results of operations for a year as well as affect comparability of results between years.

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

     Listed below are categories of special items and their net (decrease) increase to net income, after related tax effects.

                                                                Year ended December 31
                                                                -----------------------
                                                                2000     1999     1998
---------------------------------------------------------------------------------------
Asset write-offs and revaluations
  Exploration and production
     Oil and gas properties - U.S.                              $(176)   $(204)   $ (95)
     Oil and gas properties - International                        --       --      (48)
  Refining, marketing and transportation
     Asset impairments - U.S.                                      --      (76)      --
     Asset impairments - International                           (112)      --       --
  Chemicals
     Manufacturing facility impairment - U.S.                     (90)      --       --
     Other asset write-offs                                        --      (43)      --
  All other
     Information technology and other asset write-offs             --      (54)     (68)
                                                                -----------------------
                                                                 (378)    (377)    (211)
---------------------------------------------------------------------------------------
Asset dispositions, net
  Oil and gas assets - U.S.                                      (107)      --       --
  Oil and gas assets - International                               80       --      (56)
  Real estate and other                                            99       87       --
  Pipeline interests                                               --       75       --
  Coal assets                                                      --       60       --
  Equity affiliate interest - Japan                                --     (111)      --
                                                                -----------------------
                                                                   72      111      (56)
---------------------------------------------------------------------------------------
Prior-year tax adjustments                                        107      228      203
---------------------------------------------------------------------------------------

Environmental remediation provisions, net                        (264)     (40)      --
---------------------------------------------------------------------------------------

Restructurings and reorganizations                                 --     (257)    (180)
---------------------------------------------------------------------------------------

Other, net
  Dynegy equity adjustment                                         77       --       --
  Litigation and regulatory issues*                               (62)     104     (682)
  Tax benefits on asset sales                                      70       40       --
  Settlement of insurance claims for environmental
     remediation costs and damages                                 --       --      105
  Write-off of start-up costs (SOP 98-5)                           --       --      (50)
                                                                -----------------------
                                                                   85      144     (627)
---------------------------------------------------------------------------------------
Total special items, after tax                                  $(378)   $(191)   $(871)
---------------------------------------------------------------------------------------
*1999 and 1998 include effects related to Cities Service
  litigation.

     In accordance with its policy, the company recorded impairments of assets to be held and used when changes in circumstances - primarily related to lower oil and gas prices, downward revisions of reserves and changes in the use of the assets - indicated that the carrying values of the assets could not be recovered through estimated future before-tax undiscounted cash flows. Asset impairments included in asset write-offs and revaluations were for assets held for use, except for U.S. coal assets, which were held for sale for

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

approximately one year during 1998 and 1999. In late 1999, these coal assets were reclassified to held for use upon cessation of negotiations with potential buyers.

     The aggregate combined income-statement effects from special items are reflected in the following table, including ChevronTexaco's proportionate share of special items related to equity affiliates.

                                                                Year ended December 31
                                                              --------------------------
                                                                2000    1999      1998
----------------------------------------------------------------------------------------
REVENUES AND OTHER INCOME
Income from equity affiliates                                 $ (141)   $(212)   $  (161)
Other income                                                     356      318        (26)
----------------------------------------------------------------------------------------
TOTAL REVENUES AND OTHER INCOME                                  215      106       (187)
----------------------------------------------------------------------------------------
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products                                  --       --        152
Operating expenses                                               394      280        (72)
Selling, general and administrative expenses                      94      (81)       841
Exploration expenses                                              --        1         12
Depreciation, depletion and amortization                         561      397        186
Interest and debt expense                                          4       --         --
Minority interest                                                 (9)      --         --
----------------------------------------------------------------------------------------
TOTAL COSTS AND OTHER DEDUCTIONS                               1,044      597      1,119
----------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAX EXPENSE                                (829)    (491)    (1,306)
Income tax expense                                              (451)    (300)      (435)
----------------------------------------------------------------------------------------
NET INCOME                                                    $ (378)   $(191)   $  (871)
----------------------------------------------------------------------------------------

     Other financial information is as follows:

                                                                  Year ended December 31
                                                              --------------------------
                                                                2000      1999      1998
----------------------------------------------------------------------------------------
Total financing interest and debt costs                       $1,218    $1,170    $1,120
Less: capitalized interest                                       108        38        63
                                                              --------------------------
Interest and debt expense                                     $1,110    $1,132    $1,057
Research and development expenses                             $  279    $  278    $  325
Foreign currency gains (losses)*                              $  182    $  (15)   $ (242)
----------------------------------------------------------------------------------------

*Includes $25, $(24) and $(248) in 2000, 1999 and 1998, respectively, for the company's share of affiliates' foreign currency gains (losses).

     The excess of market value over the carrying value of inventories for which the LIFO method is used was $2,339, $1,169 and $584 at December 31, 2000, 1999 and 1998, respectively. Generally, market value is based on average acquisition costs for the year. In 2000 and 1998, certain inventories were recorded at market, which was lower than LIFO carrying value. Adjustments to market reduced net income $4 in 2000 and $117 in 1998. In 1999, the market valuation adjustment reserves established in prior years were eliminated as market prices improved and the associated physical units of inventory were sold. Elimination of these reserves increased net income in 1999 by $170.

     At December 31, 1999, a liability of $130 remained for employee termination benefits relating to the restructuring charges recorded in 1999 and prior years. In the first quarter 2000, $17 was accrued for an additional employee separation program primarily affecting marketing operations in Brazil and Ireland. All employee terminations and benefit payments were finalized by the end of the first quarter 2001.

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

NOTE 4. INFORMATION RELATING TO THE SUPPLEMENTAL COMBINED STATEMENT OF CASH
FLOWS

"Net decrease (increase) in operating working capital" is composed of the following:

                                                                   Year ended December 31
                                                                -----------------------------
                                                                 2000       1999       1998
---------------------------------------------------------------------------------------------
(Increase) decrease in accounts and notes receivable            $(2,162)   $(2,057)   $   966
Decrease (increase) in inventories                                  120         32       (186)
Decrease (increase) in prepaid expenses and other current
  assets                                                             73        (61)       (21)
Increase (decrease) in accounts payable and accrued
  liabilities                                                     1,327      1,718       (723)
Increase (decrease) in income and other taxes payable               733        634       (646)
---------------------------------------------------------------------------------------------
Net decrease (increase) in operating working capital            $    91    $   266    $  (610)
---------------------------------------------------------------------------------------------

"Net cash provided by operating activities" includes the following cash payments for interest and income taxes:

                                                                   Year ended December 31
                                                                -----------------------------
                                                                 2000       1999       1998
---------------------------------------------------------------------------------------------
Interest paid on debt (net of capitalized interest)             $ 1,095    $ 1,060    $ 1,063
Income taxes paid                                               $ 4,883    $ 1,868    $ 1,321
---------------------------------------------------------------------------------------------

"Net sales (purchases) of marketable securities" consists of the following gross amounts:

                                                                   Year ended December 31
                                                                -----------------------------
                                                                 2000       1999       1998
---------------------------------------------------------------------------------------------
Marketable securities purchased                                 $(6,671)   $(3,255)   $(3,650)
Marketable securities sold                                        6,751      3,852      3,614
---------------------------------------------------------------------------------------------
Net sales (purchases) of marketable securities                  $    80    $   597    $   (36)
---------------------------------------------------------------------------------------------

The major components of "Capital expenditures" are presented in the following table.

                                                                 Year ended December 31
                                                              -----------------------------
                                                               2000      1999         1998
-------------------------------------------------------------------------------------------
Additions to properties, plant and equipment                  $6,173    $ 8,125      $7,089
Additions to investments                                       1,118        393         690
Current year dry hole expenditures                               402        475         311
Payments for other liabilities and assets, net                   (64)    (1,098)*      (187)
-------------------------------------------------------------------------------------------
Capital expenditures                                           7,629      7,895       7,903
-------------------------------------------------------------------------------------------

* Includes liabilities assumed in acquisitions of Rutherford-Moran Oil Corporation and Petrolera Argentina San Jorge S.A.

     The Supplemental Combined Statement of Cash Flows excludes the following significant noncash transactions:

     In 2000, Chevron contributed $2,800 of net noncash assets to Chevron Phillips Chemical Company LLC, as described in Note 12. The investment is accounted for under the equity method. Also in 2000, $210 was reclassified from "Deferred credits and other noncurrent obligations" to "Accrued liabilities." The payment was remitted in January 2001.

     During 1999, Chevron acquired the Rutherford-Moran Oil Corporation and Petrolera Argentina San Jorge S.A. Only the net cash component of these transactions is included as "Capital expenditures."

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

Consideration for the Rutherford-Moran transaction included 1.1 million shares of the company's treasury stock valued at $91.

     In January 1998, Texaco contributed $2,800 of net noncash assets to Equilon Enterprises LLC, as described in Note 12. The investment is accounted for under the equity method.

NOTE 5. SUMMARIZED FINANCIAL DATA - CHEVRON U.S.A. INC.

     At December 31, 2000, Chevron U.S.A. Inc. was Chevron's principal operating company, consisting primarily of its U.S. integrated petroleum operations (excluding most of the domestic pipeline operations). Through the first half of 2000, these operations were conducted primarily by three divisions: Chevron U.S.A. Production Company, Chevron Products Company and Chevron Chemical Company LLC. Chevron combined most of its petrochemicals businesses with those of Phillips Petroleum Company on July 1, 2000. Summarized financial information for Chevron U.S.A. Inc. and its consolidated subsidiaries is presented below.

                                                                   Year ended December 31
                                                                -----------------------------
                                                                 2000       1999       1998
---------------------------------------------------------------------------------------------
Sales and other operating revenues                              $40,729    $28,957    $24,440
Total costs and other deductions                                 37,528     28,329     24,338
Net income                                                        2,336        885        346
---------------------------------------------------------------------------------------------

                                                                  At December 31
                                                                ------------------
                                                                 2000       1999
----------------------------------------------------------------------------------
Current assets                                                  $ 4,396    $ 3,889
Other assets                                                     20,738     20,687
Current liabilities                                               4,094      4,685
Other liabilities                                                10,251      9,730
Net equity                                                       10,789     10,161
----------------------------------------------------------------------------------
Memo: Total Debt                                                $ 6,728    $ 7,462

NOTE 6. SUMMARIZED FINANCIAL DATA - CHEVRON TRANSPORT CORPORATION LIMITED

     Effective July 1999, Chevron Transport Corporation, a Liberian corporation, merged with and into Chevron Transport Corporation Limited (CTC), a Bermuda corporation, which assumed all of the assets and liabilities of Chevron Transport Corporation. CTC is an indirect, wholly owned subsidiary of ChevronTexaco Corporation. CTC is the principal operator of ChevronTexaco's international tanker fleet and is engaged in the marine transportation of oil and refined petroleum products. Most of CTC's shipping revenue is derived by providing transportation services to other ChevronTexaco companies. ChevronTexaco Corporation has guaranteed this subsidiary's obligations in connection with certain debt securities issued by a third party. Summarized financial information for CTC and its consolidated subsidiaries is presented below.

                                                                Year ended December 31
                                                                -----------------------
                                                                2000     1999     1998
---------------------------------------------------------------------------------------
Sales and other operating revenues                              $728     $504     $573
Total costs and other deductions                                 777      572      580
Net (loss) income                                                (47)     (50)      17
---------------------------------------------------------------------------------------

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

                                                                At December 31
                                                                --------------
                                                                2000     1999
------------------------------------------------------------------------------
Current assets                                                  $205     $184
Other assets                                                     530      742
Current liabilities                                              309      580
Other liabilities                                                361      264
Net equity                                                        65       82
------------------------------------------------------------------------------

     This information was derived from the financial statements prepared on a stand-alone basis in conformity with accounting principles generally accepted in the United States of America. In 2000, CTC's parent made an additional $30 capital contribution. There were no restrictions on CTC's ability to pay dividends or make loans or advances at December 31, 2000.

NOTE 7. STOCKHOLDERS' EQUITY

     Retained earnings at December 31, 2000 and 1999, include approximately $2,300 and $2,100, respectively, for the company's share of undistributed earnings of equity affiliates.

     Upon the merger of Chevron and Texaco, the authorized common stock of ChevronTexaco was increased from 2 billion shares of $.75 par value to 4 billion shares of $.75 par value. Under the terms of the merger agreement, approximately 425 million shares of ChevronTexaco common stock were issued in exchange for all of the outstanding shares of Texaco common stock based upon an exchange ratio of
0.77 ChevronTexaco share for each Texaco share. Texaco's common stock accounted for as Treasury stock was cancelled at the effective time of the merger.

     In 1998, Chevron declared a dividend distribution of one Right to purchase Chevron Participating Preferred Stock. The Rights become exercisable, unless redeemed earlier by Chevron, if a person or group acquires, or obtains the right to acquire, 10 percent or more of the outstanding shares of common stock or commences a tender or exchange offer that would result in acquiring 10 percent or more of the outstanding shares of common stock, either event occurring without the prior consent of Chevron. The Chevron Series A Participating Preferred Stock that the holder of a Right is entitled to receive and the purchase price payable upon exercise of the Chevron Right are both subject to adjustment. The person or group who acquired 10 percent or more of the outstanding shares of common stock without the prior consent of Chevron would not be entitled to this purchase. In October 2000, the Chevron Stockholder Rights agreement was amended to modify the 10 percent thresholds discussed above to 20 percent if the acquiring person were Texaco.

     The Rights will expire in November 2008, or they may be redeemed by the company at 1 cent per Right prior to that date. The Rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on the earnings per share of the company. Five million shares of the company's preferred stock have been designated Series A Participating Preferred Stock and reserved for issuance upon exercise of the Rights. No event during 2000 made the Rights exercisable.

     In 1989, Texaco established a similar stockholder rights plan and reserved and designated 3 million shares as Series D for issuance upon exercise of the Rights. At December 31, 2000, the Rights were not exercisable. Additionally, the Rights did not become exercisable upon the merger. Immediately after the merger, the Texaco Rights and Series D Junior Participating Preferred Stock were delisted and the associated Rights plan was terminated.

     During 2000 and 1999, there were 1,200 shares of Texaco cumulative variable rate preferred stock, called Market Auction Preferred Shares (MAPS), outstanding with an aggregate value of $300. The

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

MAPS were redeemed in June 2001, at a liquidation preference of $250,000 per share, plus premium and accrued and unpaid dividends thereon. The MAPS were grouped into four series (300 shares each of Series G, H, I and J) of $75 each. The dividend rates for each series were determined by Dutch auctions conducted at intervals of at least seven weeks.

     During 2000, the annual dividend rate for the MAPS ranged between 4.22 percent and 5.15 percent and dividends totaled $17. For 1999, the annual dividend rate for the MAPS ranged between 3.59 percent and 4.36 percent and dividends totaled $9. For 1998, the annual dividend rate for the MAPS ranged between 3.96 percent and 4.50 percent and dividends totaled $13. The MAPS were nonvoting, except under limited circumstances.

     At December 31, 2000, 30 million shares of the Chevron's authorized but unissued common stock were reserved for the issuance of shares under the Chevron Corporation Long-Term Incentive Plan (LTIP), which was approved by the stockholders in 1990. To date, all of the plan's common stock requirements have been met from the company's Treasury Stock, and there have been no issuances of reserved shares.

NOTE 8. FINANCIAL AND DERIVATIVE INSTRUMENTS

OFF-BALANCE-SHEET RISK

     The company utilizes a variety of derivative instruments, both financial and commodity-based, as hedges to manage a small portion of its exposure to price volatility stemming from its integrated petroleum activities. Relatively straightforward and involving little complexity, the derivative instruments consist mainly of futures contracts traded on the New York Mercantile Exchange and the International Petroleum Exchange, crude and natural gas swap contracts, options, and other derivative products entered into principally with major financial institutions.

     The futures contracts and options hedge anticipated crude oil purchases and sales and product sales, generally forecasted to occur within a 60- to 90-day period. Additionally, crude oil swaps are used to hedge sales forecasted to occur within the next three years. The terms of the swap contracts have maturities of the same period. Natural gas swaps are used primarily to hedge firmly committed sales, and the terms of these swap contracts, held at year-end 2000, had an average remaining maturity of approximately 26 months. Gas swap contracts are based on notional gas volumes of approximately 39 and 44 billion cubic feet. Crude oil swap contracts are based on notional crude oil volumes of approximately 15 and 4 million barrels. Crude oil and products futures had net contract values of $12 and $178, and forward exchange contracts had net contract values of $129 and $81. Other derivative commodity contracts consist mostly of basis swaps related to location differences in prices. Notional contract amounts were $9,077 and $6,604 at year-end 2000 and 1999. These amounts principally represent future values of contract volumes over the remaining duration of outstanding swap contracts at the respective dates. These contracts hedged a small fraction of business activities, generally for the next 12 months. Gains and losses on these derivative instruments offset and are recognized in income concurrently with the recognition of the underlying physical transactions.

     The company enters into forward exchange contracts, generally with terms of 90 days or less, as a hedge against some of its foreign currency exposures, primarily anticipated purchase transactions, including foreign currency capital expenditures and lease commitments, forecasted to occur within 90 days. Additionally, under a separately managed program, the company hedges a portion of its investment portfolio denominated in foreign currencies.

     The company enters into interest rate swaps as part of its overall strategy to manage the interest rate risk on its debt. Under the terms of the swaps, net cash settlements are based on the difference between

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

fixed-rate and floating-rate interest amounts calculated by reference to agreed notional principal amounts, and are recorded monthly as "Interest and debt expense." During 2000, the company initiated $530 of new floating rate pay swaps in connection with debt issues in the year. At year-end 2000, the weighted average maturity of interest rate swaps was approximately 5 years.

     The company's notional principal amounts for interest rate swaps and notional amounts of foreign currency contracts were:

                                                              As of December 31
                                                              ------------------
                                                               2000       1999
--------------------------------------------------------------------------------
Interest rate swaps                                           $1,970     $2,521
Commitments to purchase foreign currencies                     2,199      2,605
Commitments to sell foreign currencies                           714        353
--------------------------------------------------------------------------------

     The notional amounts of these and other derivative instruments do not represent assets or liabilities of the company but, rather, are the basis for the settlements under the contract terms. Excluded from this table is an interest rate and equity swap with a notional principal amount of $200 entered into in 1997, related to the 3.5 percent notes due 2004. The company pays a floating rate and receives a fixed rate and the counterparty assumes all exposure for the potential equity-based cash redemption premium on the notes.

CONCENTRATIONS OF CREDIT RISK

     The company's financial instruments that are exposed to concentrations of credit risk consist primarily of its cash equivalents, marketable securities, derivative financial instruments and trade receivables. The company's short-term investments are placed with a wide array of financial institutions with high credit ratings. This diversified investment policy limits the company's exposure both to credit risk and to concentrations of credit risk. Similar standards of diversity and creditworthiness are applied to the company's counterparties in derivative instruments.

     The trade receivable balances, reflecting the company's diversified sources of revenue, are dispersed among the company's broad customer base worldwide. As a consequence, concentrations of credit risk are limited. The company routinely assesses the financial strength of its customers. Letters of credit, or negotiated contracts when the financial strength of a customer is not considered sufficient, are the principal securities obtained to support lines of credit.

FAIR VALUE

     Fair values are derived either from quoted market prices or, if not available, the present value of the expected cash flows. The fair values reflect the cash that would have been received or paid if the instruments were settled at year-end. The fair values of the financial and derivative instruments at December 31, 2000 and 1999, are described below.

     Long-term debt of $9,073 and $9,021 had estimated fair values of $9,194 and $8,962.

     Fair values of interest rate swaps were not material for the notional principal amounts of the interest rate swaps of $1,970 for 2000 and $2,521 for 1999.

     The company holds cash equivalents and U.S. dollar marketable securities in domestic and offshore portfolios. Eurodollar bonds, floating-rate notes, time deposits and commercial paper are the primary instruments held. Cash equivalents and marketable securities had fair values of $2,543 and $2,290. Of these balances, $1,630 and $1,319 classified as cash equivalents had average maturities under 90 days, while the remainder, classified as marketable securities, had average maturities of approximately 3 years.

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

     Unrealized gains and losses on the basis swaps contracts outstanding at year-end 2000 were, respectively, $589 and $423. Unrealized gains and losses on these contracts outstanding at year-end 1999 were, respectively, $195 and $120. These amounts have been recorded on the balance sheet as deferred gains and losses. Fair values for all other commodity derivatives and deferred gains and losses that were accrued on the balance sheet were not material in 2000 and 1999.

NOTE 9. OPERATING SEGMENTS AND GEOGRAPHIC DATA

     ChevronTexaco manages its exploration and production; refining, marketing and transportation; and chemicals businesses separately. The company's primary country of operation is the United States, its country of domicile. The remainder of the company's operations is reported as International (outside the United States).

SEGMENT EARNINGS

     The company evaluates the performance of its operating segments on an after-tax basis, without considering the effects of debt financing interest expense or investment interest income, both of which are managed by the company on a worldwide basis. Corporate administrative costs and assets are not allocated to the operating segments; instead, operating segments are billed only for direct corporate services. Nonbillable costs remain as corporate center expenses. After-tax segment income is presented in the following table.

                                                                  Year ended December 31
                                                              --------------------------
                                                                2000      1999      1998
----------------------------------------------------------------------------------------
EXPLORATION AND PRODUCTION
United States                                                 $3,442    $1,133    $  625
International                                                  3,683     1,450       837
----------------------------------------------------------------------------------------
TOTAL EXPLORATION AND PRODUCTION                               7,125     2,583     1,462
----------------------------------------------------------------------------------------
REFINING, MARKETING AND TRANSPORTATION
United States                                                    726       551       812
International                                                    261       449       305
----------------------------------------------------------------------------------------
TOTAL REFINING, MARKETING AND TRANSPORTATION                     987     1,000     1,117
----------------------------------------------------------------------------------------
CHEMICALS
United States                                                    (31)       44        79
International                                                     71        65        43
----------------------------------------------------------------------------------------
TOTAL CHEMICALS                                                   40       109       122
----------------------------------------------------------------------------------------
TOTAL SEGMENT INCOME                                           8,152     3,692     2,701
Interest Expense                                                (775)     (837)     (750)
Interest Income                                                  162        86       176
Other                                                            188       306      (210)
----------------------------------------------------------------------------------------
NET INCOME                                                    $7,727    $3,247    $1,917
----------------------------------------------------------------------------------------

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

SEGMENT ASSETS

     Segment assets do not include intercompany investments or intercompany receivables. "All Other" assets consist primarily of worldwide cash and marketable securities, real estate, information systems, the investment in Dynegy Inc. and coal mining operations. Segment assets at year-end 2000 and 1999 follow:

                                                                At December 31
                                                              ------------------
                                                               2000       1999
--------------------------------------------------------------------------------
EXPLORATION AND PRODUCTION
United States                                                 $15,197    $14,362
International                                                  22,497     20,647
--------------------------------------------------------------------------------
TOTAL EXPLORATION AND PRODUCTION                               37,694     35,009
--------------------------------------------------------------------------------
REFINING, MARKETING AND TRANSPORTATION
United States                                                  12,352     12,289
International                                                  16,903     16,509
--------------------------------------------------------------------------------
TOTAL REFINING, MARKETING AND TRANSPORTATION                   29,255     28,798
--------------------------------------------------------------------------------
CHEMICALS
United States                                                   2,336      3,300
International                                                     728        923
--------------------------------------------------------------------------------
TOTAL CHEMICALS                                                 3,064      4,223
--------------------------------------------------------------------------------
TOTAL SEGMENT ASSETS                                           70,013     68,030
--------------------------------------------------------------------------------
ALL OTHER
United States                                                   5,335      4,784
International                                                   2,273      2,566
--------------------------------------------------------------------------------
TOTAL ALL OTHER                                                 7,608      7,350
--------------------------------------------------------------------------------
TOTAL ASSETS - UNITED STATES                                   35,220     34,735
TOTAL ASSETS - INTERNATIONAL                                   42,401     40,645
--------------------------------------------------------------------------------
TOTAL ASSETS                                                  $77,621    $75,380
--------------------------------------------------------------------------------

SEGMENT SALES AND OTHER OPERATING REVENUES

     Revenues for the exploration and production segment are derived primarily from the production of crude oil and natural gas. Revenues for the refining, marketing and transportation segment are derived from the refining and marketing of petroleum products such as gasoline, jet fuel, gas oils, kerosene, residual fuel oils and other products derived from crude oil. This segment also generates revenues from the transportation and trading of crude oil and refined products. Prior to the July 2000 formation of the Chevron Phillips joint venture, chemicals segment revenues were derived from the manufacture and sale of petrochemicals, plastic resins, and lube oil and fuel additives. Subsequent to the formation of the joint venture, only revenues from the manufacture and sale of lube oil and fuel additives were included.

     "All Other" activities include corporate administrative costs, worldwide cash management and debt financing activities, coal mining operations, power operations, insurance operations, and real estate activities. Other than the United States, the only country where ChevronTexaco generates significant revenues is the United Kingdom, which amounted to $12,101, $9,650 and $7,757 in 2000, 1999 and 1998, respectively. Sales revenues are based on the origin of the sale.

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

     Reportable operating segment sales and other operating revenues, including internal transfers, for the years 2000, 1999 and 1998 are presented in the following table. Sales from the transfer of products between segments are at estimated market prices.

                                                                  Year ended December 31
                                                              ------------------------------
                                                                2000       1999       1998
--------------------------------------------------------------------------------------------
EXPLORATION AND PRODUCTION
United States                                                 $ 13,927    $ 7,819    $ 7,406
  Intersegment                                                   5,630      3,728      3,280
                                                              ------------------------------
  Total United States                                           19,557     11,547     10,686
--------------------------------------------------------------------------------------------
International                                                    9,052      6,202      4,496
  Intersegment                                                   6,189      3,800      2,680
                                                              ------------------------------
  Total International                                           15,241     10,002      7,176
--------------------------------------------------------------------------------------------
TOTAL EXPLORATION AND PRODUCTION                                34,798     21,549     17,862
--------------------------------------------------------------------------------------------
REFINING, MARKETING AND TRANSPORTATION
United States                                                   31,926     20,468     16,373
  Excise taxes                                                   3,837      3,702      3,503
  Intersegment                                                     414        476        365
                                                              ------------------------------
  Total United States                                           36,177     24,646     20,241
--------------------------------------------------------------------------------------------
International                                                   52,501     38,993     33,677
  Excise taxes                                                   2,737      2,842      2,951
  Intersegment                                                     930        160        412
                                                              ------------------------------
  Total International                                           56,168     41,995     37,040
--------------------------------------------------------------------------------------------
TOTAL REFINING, MARKETING AND TRANSPORTATION                    92,345     66,641     57,281
--------------------------------------------------------------------------------------------
CHEMICALS
United States                                                    1,985      2,791      2,466
  Excise taxes                                                       1          2          2
  Intersegment                                                     137        162        125
                                                              ------------------------------
  Total United States                                            2,123      2,955      2,593
--------------------------------------------------------------------------------------------
International                                                      701        686        538
  Excise taxes                                                      26         28         38
  Intersegment                                                      --        171          2
                                                              ------------------------------
  Total International                                              727        885        578
--------------------------------------------------------------------------------------------
TOTAL CHEMICALS                                                  2,850      3,840      3,171
--------------------------------------------------------------------------------------------
ALL OTHER
United States                                                      403        456        495
  Intersegment - United States                                     (60)      (110)      (193)
                                                              ------------------------------
  Total United States                                              343        346        302
--------------------------------------------------------------------------------------------
International                                                       (1)        15         (8)
  Intersegment - International                                     (41)       (54)       (19)
                                                              ------------------------------
  Total International                                              (42)       (39)       (27)
--------------------------------------------------------------------------------------------
TOTAL ALL OTHER                                                    301        307        275
--------------------------------------------------------------------------------------------
SEGMENT SALES AND OTHER OPERATING REVENUES
  United States                                                 58,200     39,494     33,822
  International                                                 72,094     52,843     44,767
--------------------------------------------------------------------------------------------
Total Segment Sales and Other Operating Revenues               130,294     92,337     78,589
--------------------------------------------------------------------------------------------
Elimination of Intersegment Sales                              (13,199)    (8,333)    (6,652)
--------------------------------------------------------------------------------------------
TOTAL SALES AND
OTHER OPERATING REVENUES                                      $117,095    $84,004    $71,937
--------------------------------------------------------------------------------------------

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

SEGMENT INCOME TAXES

     Segment income tax expenses for the years 2000, 1999 and 1998 are as follows:

                                                                  Year ended December 31
                                                                --------------------------
                                                                 2000      1999      1998
------------------------------------------------------------------------------------------
EXPLORATION AND PRODUCTION
United States                                                   $1,901    $  559    $  191
International                                                    4,363     2,164       929
------------------------------------------------------------------------------------------
TOTAL EXPLORATION AND PRODUCTION                                 6,264     2,723     1,120
------------------------------------------------------------------------------------------
REFINING, MARKETING AND TRANSPORTATION
United States                                                      383       279       439
International                                                      152       175       274
------------------------------------------------------------------------------------------
TOTAL REFINING, MARKETING AND TRANSPORTATION                       535       454       713
------------------------------------------------------------------------------------------
CHEMICALS
United States                                                       31       (13)       25
International                                                       30        45        14
------------------------------------------------------------------------------------------
TOTAL CHEMICALS                                                     61        32        39
------------------------------------------------------------------------------------------
All Other                                                         (538)     (644)     (953)
------------------------------------------------------------------------------------------
TOTAL INCOME TAX EXPENSE                                        $6,322    $2,565    $  919
------------------------------------------------------------------------------------------

OTHER SEGMENT INFORMATION

     Additional information for the segmentation of major equity affiliates is contained in Note 12. Information related to properties, plant and equipment by segment is contained in Note 13.

NOTE 10. LITIGATION

     Chevron, Texaco and four other oil companies ("refiners") filed suit in 1995 contesting the validity of a patent granted to Unocal Corporation ("Unocal") for reformulated gasoline, which ChevronTexaco sells in California in certain months of the year. In March 2000, the U.S. Court of Appeals for the Federal Circuit upheld a September 1998 District Court decision that Unocal's patent was valid and enforceable and assessed damages of 5.75 cents per gallon for gasoline produced in infringement of the patent. In May 2000, the Federal Circuit Court denied a petition for rehearing with the U.S. Court of Appeals for the Federal Circuit filed by the refiners in this case. The refiners petitioned the U.S. Supreme Court and in February 2001, the Supreme Court denied the petition to review the lower court's ruling and the case was remanded to the District Court for an accounting of all infringing gasoline produced from August 1, 1996, to September 30, 2000. The District Court granted Unocal's motion for summary judgment requesting an accounting and denied refiners' motion to stay the proceedings and vacate the accounting order. The refiners intend to appeal. Additionally, in May 2001 the U.S. Patent Office granted the refiners' petition to re-examine the validity of Unocal's patent. The Federal Trade Commission has also announced that it is investigating whether Unocal's failure to disclose to the California Air Resources Board that they had filed a patent application was unfair competition, which may make Unocal's patent unenforceable.

     If Unocal's patent ultimately is upheld and is enforceable, the company's financial exposure includes royalties, plus interest, for production of gasoline that is proven to have infringed the patent. Chevron and Texaco, as well as Texaco's former affiliates Equilon and Motiva, have been accruing in the normal course of business any future estimated liability for potential infringement of the patent covered by the trial

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

court's ruling. In 2000, Chevron and Texaco made payments to Unocal totaling approximately $28 million for the original court ruling, interest and fees.

     Unocal has obtained additional patents for alternate formulations that could affect a larger share of U.S. gasoline production. ChevronTexaco believes these additional patents are invalid and unenforceable. However, if such patents are ultimately upheld, the competitive and financial effects on the company's refining and marketing operations, while presently indeterminable, could be material.

     Another issue involving the company is the ongoing public debate concerning the petroleum industry's use of MTBE and its potential environmental impact through seepage into groundwater. Along with other oil companies, the company is a party to lawsuits and claims related to the use of the chemical MTBE in certain oxygenated gasolines. These actions may require the company to correct or ameliorate the alleged effects on the environment of prior release we of MTBE by the company or other parties. Additional lawsuits and claims related to the use of MTBE may be filed in the future. Costs to the company related to these lawsuits and claims are not currently determinable. ChevronTexaco has eliminated the use of MTBE in gasoline it sells in certain areas.

NOTE 11. LEASE COMMITMENTS

     Certain noncancelable leases are classified as capital leases, and the leased assets are included as part of "Properties, plant and equipment." Such leasing arrangements involve tanker charters, crude oil production and processing equipment, service stations, and other facilities. Other leases are classified as operating leases and are not capitalized. The payments on such leases are recorded as operating expense. Details of the capitalized leased assets are as follows:

                                                                At December 31
                                                              ----------------
                                                                2000      1999
------------------------------------------------------------------------------
Exploration and production                                    $  223    $  149
Refining, marketing and transportation                           851       880
------------------------------------------------------------------------------
Total                                                          1,074     1,029
Less: accumulated amortization                                   587       576
------------------------------------------------------------------------------
Net capitalized leased assets                                 $  487    $  453
------------------------------------------------------------------------------

     Rental expenses incurred for operating leases during 2000, 1999 and 1998 were as follows:

                                                              Year ended December 31
                                                              ----------------------
                                                                2000    1999    1998
------------------------------------------------------------------------------------
Minimum rentals                                               $1,024    $804    $786
Contingent rentals                                                35      16      50
------------------------------------------------------------------------------------
Total                                                          1,059     820     836
Less: sublease rental income                                      73      73      70
------------------------------------------------------------------------------------
Net rental expense                                            $  986    $747    $766
------------------------------------------------------------------------------------

     Contingent rentals are based on factors other than the passage of time, principally sales volumes at leased service stations. Certain leases include escalation clauses for adjusting rentals to reflect changes in price indices, renewal options ranging from 1 to 25 years, and/or options to purchase the leased property during or at the end of the initial or renewal lease period for the fair market value or other specified amount at that time.

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

     At December 31, 2000, the estimated future minimum lease payments (net of non cancelable sublease rentals) under operating and capital leases, which at inception had a non cancelable term of more than one year, were as follows:

                                                                    At December 31
                                                              --------------------
                                                              Operating    Capital
                                                                 Leases     Leases
----------------------------------------------------------------------------------
Year: 2001                                                     $  385      $   88
      2002                                                        677          83
      2003                                                        277         113
      2004                                                        264          56
      2005                                                        249          51
Thereafter                                                        730         776
----------------------------------------------------------------------------------
Total                                                          $2,582      $1,167
-------------------------------------------------------------------------
Less: amounts representing interest and executory costs                       496
----------------------------------------------------------------------------------
Net present values                                                            671
Less: capital lease obligations included in short-term debt                   344
----------------------------------------------------------------------------------
Long-term capital lease obligations                                        $  327
----------------------------------------------------------------------------------

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

NOTE 12. INVESTMENTS AND ADVANCES

     Equity in earnings, together with investments in and advances to companies accounted for using the equity method, and other investments accounted for at or below cost, are as follows:

                                                   Investments and
                                                      Advances           Equity in Earnings
                                                  -------------------------------------------
                                                   At December 31      Year ended December 31
                                                  -------------------------------------------
                                                   2000       1999      2000     1999    1998
---------------------------------------------------------------------------------------------
EXPLORATION AND PRODUCTION
  Tengizchevroil                                  $ 1,857    $1,722    $  376    $177    $ 60
  Other                                               550       357       163      98      52
---------------------------------------------------------------------------------------------
  Total Exploration and Production                  2,407     2,079       539     275     112
---------------------------------------------------------------------------------------------
REFINING, MARKETING AND TRANSPORTATION
  Equilon                                           1,724     1,953       151     219     307
  Motiva                                              743       686       154      (5)     33
  LG-Caltex Oil Corporation                         1,468     1,441        80     310     173
  Caspian Pipeline Consortium                         587       216        22       4       1
  Star Petroleum Refining Company Ltd.                337       269        (4)    (27)    (89)
  Caltex Australia Limited                            253       260        13     (48)     48
  Other                                               680       609       117      93     (39)
---------------------------------------------------------------------------------------------
  Total Refining, Marketing and Transportation      5,792     5,434       533     546     434
---------------------------------------------------------------------------------------------
CHEMICALS
  Chevron Phillips Chemical Company LLC             1,830        --      (114)     --      --
  Other Chemical                                       15       145        (9)      1      --
---------------------------------------------------------------------------------------------
  Total Chemicals                                   1,845       145      (123)      1      --
---------------------------------------------------------------------------------------------
  Dynegy Inc.                                         929       351       127      51      49
  All Other                                           365       137         1      23      39
---------------------------------------------------------------------------------------------
  Total Equity Method                             $11,338    $8,146    $1,077    $896    $634
                                                                       ----------------------
Other at or Below Cost                                426       336
                                                  -----------------
  Total Investments and Advances                  $11,764    $8,482
---------------------------------------------------------------------------------------------
Total U.S.                                        $ 6,323    $3,823    $  562    $419    $518
Total International                               $ 5,441    $4,659    $  515    $477    $116
---------------------------------------------------------------------------------------------

     "Accounts and notes receivable" in the Supplemental Combined Balance Sheet include $1,377 and $1,248 at December 31, 2000 and 1999, respectively, of amounts due from major affiliated companies. "Accounts payable" include $264 and $139 at December 31, 2000 and 1999, respectively, of amounts due to major affiliated companies.

     Prior to the merger, each company owned 50 percent of the Caltex Group of Companies and accounted for the investments using the equity method. Additionally, Chevron and Texaco owned 47.5 percent each of P.T. Mandau Cipta Tenaga Nusantara, an Indonesian company, and Chevron owned 31 percent of Fuel and Marine Marketing LLC, with the remaining 69 percent owned by Texaco. The Supplemental Combined Financial Statements reflect the consolidation of all these entities.

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

TENGIZCHEVROIL

     Tengizchevroil (TCO) is a joint venture formed in 1993 to develop the Tengiz and Korolev oil fields in Kazakhstan over a 40-year period. Chevron's ownership was 45 percent for the 1998 to 2000 period. Upon formation of the joint venture, the company incurred an obligation of $420, payable to the Republic of Kazakhstan upon attainment of a dedicated export system with the capability of the greater of 260,000 barrels of oil per day or TCO's production capacity. In January 2001, the company purchased an additional 5 percent of TCO. As a part of that transaction, the company paid $210 of the $420 obligation. The $420 was also included in the carrying value of the original investment, as the company believed, beyond a reasonable doubt, that its full payment would be made.

EQUILON ENTERPRISES LLC

     Effective January 1, 1998, Texaco and Shell Oil Company (Shell) formed Equilon Enterprises LLC (Equilon), a Delaware limited liability company. Equilon is a joint venture that combined major elements of the companies' western and midwestern U.S. refining and marketing businesses and their nationwide trading, transportation and lubricants businesses. At December 31, 2000, Texaco had a 44 percent ownership interest in Equilon.

     The carrying amounts at January 1, 1998, of the principal assets and liabilities of the businesses Texaco contributed to Equilon were $200 of net working capital assets, $2,800 of net properties, plant and equipment and $200 of debt. These amounts were reclassified to "Investments and advances" in the Supplemental Combined Balance Sheet and the investment is accounted for using the equity method.

     In April 1998, Texaco received $463 from Equilon, representing the reimbursement of certain capital expenditures incurred prior to the formation of the joint venture. In July 1998, Texaco received $149 from Equilon for certain specifically identified assets transferred for value to Equilon. In February 1999, Texaco received $101 from Equilon for the payment of notes receivable. See
Note 2 for discussion on the mandated disposition of Texaco's interest in Equilon.

     Because Equilon is a limited liability company, ChevronTexaco records the provision for income taxes and related income tax liability applicable to its share of the venture's income separately in its combined financial statements.

MOTIVA ENTERPRISES LLC

     Effective July 1, 1998, Texaco, Shell and Saudi Aramco formed Motiva Enterprises LLC (Motiva), a Delaware limited liability company. Motiva is a joint venture that combined the East and Gulf Coast U.S. refining and marketing businesses of Shell and Star Enterprise (Star). Star, in turn, was a joint venture owned 50 percent each by Texaco and Saudi Refining, Inc., a corporate affiliate of Saudi Aramco.

     From July 1, 1998, through December 31, 1999, Texaco and Saudi Refining Inc. each owned 32.5 percent and Shell owned 35 percent of Motiva. Under the terms of the Limited Liability Agreement for Motiva, the ownership in Motiva is subject to annual adjustment through year-end 2005, based on the performance of the assets contributed to Motiva. Accordingly, the initial ownership in Motiva was adjusted effective as of January 1, 2000, so that for the year 2000, Texaco and Saudi Refining, Inc. each owned just under 31 percent and Shell owned just under 39 percent of Motiva. The Agreement provides that a final ownership percentage will be calculated at the end of 2005.

     The investment in Motiva at date of formation approximated the previous investment in Star. The Motiva investment and previous Star investment are recorded as "Investments and advances" in the Supplemental Combined Balance Sheet and accounted for on the equity method. See Note 2 for discussion on the mandated disposition of Texaco's interest in Motiva.

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

     Because Motiva is a limited liability company, ChevronTexaco records the provision for income taxes and related income tax liability applicable to its share of the venture's income separately in its consolidated financial statements.

LG-CALTEX CORPORATION

     ChevronTexaco owns 50 percent of LG-Caltex, a joint venture formed in 1967 between the LG Group and Caltex, originally incorporated as Honam Oil Refinery Company Limited, to engage in importing, refining and marketing of petroleum products in Korea.

STAR PETROLEUM REFINING COMPANY, LTD.

     ChevronTexaco owns a 64 percent equity ownership interest in Star Petroleum Refining Company Limited (SPRC), which owns the Star refinery at Map Ta Phut, Thailand. The Thai national petroleum company owns the remaining 36 percent of SPRC.

CALTEX AUSTRALIA, LTD.

     ChevronTexaco has a 50 percent equity ownership interest in Caltex Australia Limited, which is the largest oil company in Australia. The remaining 50 percent of Caltex Australia is publicly owned.

CHEVRON PHILLIPS CHEMICAL COMPANY LLC

     ChevronTexaco owns 50 percent of Chevron Phillips Chemical Company LLC (CPChem), formed in July 2000 when Chevron merged most of its petrochemicals businesses with those of Phillips Petroleum Company. The net amount of assets and liabilities contributed to the joint venture was reclassified to "Investments and advances" in the Supplemental Combined Balance Sheet. No gain or loss was recognized at the time of contribution, as the transaction represented the exchange of a consolidated business for an interest in a private joint venture and was not the culmination of the earnings process. The difference of approximately $100 between the carrying value of the investment and the amount of underlying equity in the joint venture's net assets is being amortized as a benefit to income over the next 10 years. ChevronTexaco's share of CPChem's earnings is recorded to "Income from equity affiliates." Because the joint venture is a limited liability company, ChevronTexaco records the provision for income taxes and related tax liability applicable to its share of the venture's income separately in its combined financial statements.

     The equity accounting treatment for ChevronTexaco's share of the net assets contributed to CPChem resulted in significant variances between 2000 and 1999 in the individual line captions appearing in the financial statements. The carrying amounts at July 1, 2000, of the principal assets and liabilities of the businesses Chevron contributed to CPChem were approximately $600 of net working capital; $2,100 of net properties, plant and equipment; and $100 of investments and advances.

     Upon formation, the joint venture obtained debt financing and made a cash payment of $835 to each owner.

DYNEGY INC.

     At year-end 2000, Chevron owned 26.5 percent of Dynegy Inc., a gatherer, processor, transporter and marketer of energy products in North America and the United Kingdom. These products include natural gas, natural gas liquids, crude oil and electricity. Chevron's percentage ownership in Dynegy was reduced from about 28 percent during 2000, as a result of Dynegy's 10 million-share equity offering (at about $53

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

per share), in which Chevron did not participate. The market value of Chevron's share of Dynegy common stock at December 31, 2000, was $4,784, based on closing market prices.

     The company's transactions with major affiliated companies are summarized in the table that follows.

                                                                Year ended December 31
                                                              --------------------------
                                                               2000      1999      1998
----------------------------------------------------------------------------------------
Sales to LG Caltex                                            $2,527    $1,860    $1,190
Sales to Caltex Australia Ltd.                                 1,277       660       468
Sales to Star Petroleum Refining Company Ltd.                  1,365       716       414
Sales to KOA Overseas                                             --       654       449
Sales to Equilon                                               3,075     2,007     1,790
Sales to Motiva                                                2,852     1,734       615
Sales to Dynegy Inc.                                           2,672     1,499     1,345
Sales to Chevron Phillips Chemical Company                       159        --        --
----------------------------------------------------------------------------------------
Purchases from LG Caltex                                      $   78    $   14    $   16
Purchases from Caltex Australia Ltd.                             186        48        43
Purchases from Star Petroleum Refining Company Ltd.              934       497       630
Purchases from Equilon                                         1,107       242       308
Purchases from Motiva                                            150       379       164
Purchases from Dynegy Inc.                                       717       908       716
Purchases from Chevron Phillips Chemical Company                 121        --        --
----------------------------------------------------------------------------------------

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

     The following table provides summarized financial information on a 100 percent basis for Equilon, Motiva and all other equity affiliates, as well as ChevronTexaco's total share.

                                                                                          Total
                                                                          Other       ChevronTexaco
                                                  Equilon    Motiva     Affiliates        Share
---------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2000
Total revenues and other income                   $50,010    $19,446     $56,602            $48,925
Income before income tax expense                      228        461       2,420              1,230
Net income                                            148        300       1,689              1,077
---------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2000
Current assets                                    $ 3,134    $ 1,381     $18,442            $ 8,456
Noncurrent assets                                   6,830      5,110      34,620             16,965
Current liabilities                                 4,587      1,150      16,109              7,820
Noncurrent liabilities                                897      2,017      20,905              6,263
---------------------------------------------------------------------------------------------------
Net equity                                        $ 4,480    $ 3,324     $16,048            $11,338
---------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1999
Total revenues and other income                   $29,398    $12,196     $33,772            $30,135
Income (loss) before income tax expense               347        (69)      1,566                925
Net income (loss)                                     226        (45)      1,326                896
---------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1999
Current assets                                    $ 3,426    $ 1,271     $ 7,954            $ 4,992
Noncurrent assets                                   7,208      5,307      18,463             12,007
Current liabilities                                 4,853      1,278       7,665              5,615
Noncurrent liabilities                                735      2,095      10,924              3,243
---------------------------------------------------------------------------------------------------
Net equity                                        $ 5,046    $ 3,205     $ 7,828            $ 8,141
---------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1998
Total revenues and other income                   $22,246    $ 5,371     $34,324            $25,625
Income before income tax expense                      502         78       1,026                916
Net income                                            326         51         484                634
---------------------------------------------------------------------------------------------------

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

NOTE 13. PROPERTIES, PLANT AND EQUIPMENT

                                             At December 31                          Year ended December 31
                       -------------------------------------------------------------------------------------
                         Gross Investment at Cost           Net Investment            Additions at Cost(1)
                       -------------------------------------------------------------------------------------
                          2000       1999      1998      2000      1999      1998     2000     1999     1998
------------------------------------------------------------------------------------------------------------
Exploration and
  Production
  United States        $37,561   $ 39,772   $40,605   $12,296   $12,773   $13,408   $1,946   $1,383   $2,186
  International         29,574     29,602    24,717    16,675    15,725    12,266    2,988    4,934    2,331
------------------------------------------------------------------------------------------------------------
Total Exploration and
  Production            67,135     69,374    65,322    28,971    28,498    25,674    4,934    6,317    4,517
------------------------------------------------------------------------------------------------------------
Refining, Marketing
  and Transportation
  United States         12,564     12,669    12,470     6,181     6,438     6,538      491      560      724
  International         11,777     11,736    11,666     6,966     7,251     7,357      476      605      888
------------------------------------------------------------------------------------------------------------
Total Refining,
  Marketing and
  Transportation        24,341     24,405    24,136    13,147    13,689    13,895      967    1,165    1,612
------------------------------------------------------------------------------------------------------------
Chemicals
  United States            604      3,689     3,436       339     2,354     2,211       78      326      385
  International            672        714       662       393       453       414       42       59      116
------------------------------------------------------------------------------------------------------------
Total Chemicals          1,276      4,403     4,098       732     2,807     2,625      120      385      501
------------------------------------------------------------------------------------------------------------
All Other(2)             2,816      2,809     2,897     1,469     1,493     1,669      205      181      236
------------------------------------------------------------------------------------------------------------
Total United States     53,532     58,922    59,396    20,279    23,048    23,815    2,720    2,447    3,530
Total International     42,036     42,069    37,057    24,040    23,439    20,048    3,506    5,601    3,336
------------------------------------------------------------------------------------------------------------
Total                  $95,568   $100,991   $96,453   $44,319   $46,487   $43,863   $6,226   $8,048   $6,866
------------------------------------------------------------------------------------------------------------

                        Year ended December 31
                       ------------------------
                         Depreciation Expense
                       ------------------------
                         2000     1999     1998
---------------------  ------------------------
Exploration and
  Production
  United States        $2,169   $1,932   $1,764
  International         1,759    1,518    1,453
-----------------------------------------------
Total Exploration and
  Production            3,928    3,450    3,217
-----------------------------------------------
Refining, Marketing
  and Transportation
  United States           514      542      499
  International           621      539      504
-----------------------------------------------
Total Refining,
  Marketing and
  Transportation        1,135    1,081    1,003
-----------------------------------------------
Chemicals
  United States            76      174      108
  International            19       20       10
-----------------------------------------------
Total Chemicals            95      194      118
-----------------------------------------------
All Other(2)              131      181      133
-----------------------------------------------
Total United States     2,889    2,824    2,502
Total International     2,400    2,082    1,969
-----------------------------------------------
Total                  $5,289   $4,906   $4,471
-----------------------------------------------

(1) Net of dry hole expense related to prior years' expenditures of $60, $143 and $50 in 2000, 1999 and 1998, respectively.

(2) Primarily coal, real estate assets and management information systems.

NOTE 14. TAXES

                                                                  Year ended December 31
                                                                --------------------------
                                                                 2000      1999      1998
------------------------------------------------------------------------------------------
Taxes on income
U.S. federal
  Current                                                       $1,238    $  307    $ (215)
  Deferred                                                         363        25       (10)
State and local                                                    185       (50)       32
------------------------------------------------------------------------------------------
     Total United States                                         1,786       282      (193)
------------------------------------------------------------------------------------------
International
  Current                                                        4,378     2,285       896
  Deferred                                                         158        (2)      216
------------------------------------------------------------------------------------------
Total International                                              4,536     2,283     1,112
------------------------------------------------------------------------------------------
Total taxes on income                                           $6,322    $2,565    $  919
------------------------------------------------------------------------------------------

     In 2000, before-tax income, including related corporate and other charges, for U.S. operations was $5,823, compared with $1,738 in 1999 and $922 in 1998. For international operations, before-tax income was $8,226, $4,074 and $1,914 in 2000, 1999 and 1998, respectively. U.S. federal income tax expense was reduced by $103, $89 and $84 in 2000, 1999 and 1998, respectively, for low-income housing and other business tax credits.

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

     The company's effective income tax rate varied from the U.S. statutory federal income tax rate because of the following:

                                                                 Year ended December 31
                                                                -----------------------
                                                                2000     1999     1998
---------------------------------------------------------------------------------------
U.S. statutory federal income tax rate                          35.0%    35.0%    35.0%
Effect of income taxes from international operations in
  excess of taxes at the U.S. statutory rate                    11.0     16.7     12.2
State and local taxes on income, net of U.S. federal income
  tax benefit                                                    0.9     (0.1)     0.1
Prior-year tax adjustments                                      (0.6)    (1.5)    (5.1)
Tax credits                                                     (1.2)    (2.7)    (5.7)
Other                                                            0.2     (2.3)    (3.2)
---------------------------------------------------------------------------------------
  Consolidated companies                                        45.3     45.1     33.3
Effect of recording equity in income of certain affiliated
  companies on an after-tax basis                               (0.3)    (1.0)    (0.9)
---------------------------------------------------------------------------------------
Effective tax rate                                              45.0%    44.1%    32.4%
---------------------------------------------------------------------------------------

     The increase in the 1999 effective tax rate from 1998 was due primarily to higher foreign earnings in 1999 compared with 1998. Additionally, tax credits taken in 1999, approximating those taken in 1998, were a smaller proportion of before-tax income in 1999. Also contributing to the higher effective tax rate in 1999 were lower benefits from prior-year tax adjustments when compared to those recorded in 1998.

     The company records its deferred taxes on a tax-jurisdiction basis and classifies those net amounts as current or noncurrent based on the balance sheet classification of the related assets or liabilities.

     The reported deferred tax balances are composed of the following:

                                                                    At December 31
                                                                ------------------
                                                                 2000       1999
----------------------------------------------------------------------------------
  Properties, plant and equipment                               $ 7,224    $ 7,913
  Inventory                                                          --        100
  Investments and other                                           2,085      1,149
----------------------------------------------------------------------------------
  Total deferred tax liabilities                                  9,309      9,162
----------------------------------------------------------------------------------
  Abandonment/environmental reserves                               (862)      (671)
  Employee benefits                                                (979)    (1,017)
  Tax loss carryforwards                                           (527)      (699)
  AMT/other tax credits                                            (943)    (1,390)
  Inventory                                                         (27)        --
  Other accrued liabilities                                         (43)      (195)
  Miscellaneous                                                  (1,454)    (1,051)
----------------------------------------------------------------------------------
  Total deferred tax assets                                      (4,835)    (5,023)
----------------------------------------------------------------------------------
Deferred tax assets valuation allowance                           1,574      1,588
----------------------------------------------------------------------------------
Total deferred taxes, net                                       $ 6,048    $ 5,727
----------------------------------------------------------------------------------

     "Investments and other" for 2000 in the table above include deferred tax liabilities of $482 associated with the company's investment in Chevron Phillips Chemical Company LLC. In 1999, most of the deferred tax liabilities associated with the company's assets contributed to the joint venture were reported as "Properties, plant and equipment." To conform with this presentation, net deferred tax liabilities of $317 and $292 for 2000 and 1999 associated with the company investments in Equilon and Motiva have

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

also been included. Most of these deferred taxes were previously reported as "Properties, plant and equipment" and "Employee benefits." The valuation allowance relates primarily to foreign tax credit carryforwards not expected to be utilized and to upstream operations in Denmark, where tax loss carryforwards and other temporary differences are not expected to be realized.

     At December 31, 2000 and 1999, deferred taxes were classified in the supplemental combined balance sheet as follows:

                                                                  At December 31
                                                                ----------------
                                                                 2000      1999
--------------------------------------------------------------------------------
Prepaid expenses and other current assets                       $ (327)   $ (763)
Deferred charges and other assets                                 (312)     (223)
Federal and other taxes on income                                   --         1
Noncurrent deferred income taxes                                 6,687     6,712
--------------------------------------------------------------------------------
Total deferred income taxes, net                                $6,048    $5,727
--------------------------------------------------------------------------------

     It is the company's policy for subsidiaries included in the U.S. consolidated tax return to record income tax expense as though they filed separately, with the parent recording the adjustment to income tax expense for the effects of consolidation. Income taxes are accrued for retained earnings of international subsidiaries and corporate joint ventures intended to be remitted. Income taxes are not accrued for unremitted earnings of international operations that have been, or are intended to be, reinvested indefinitely.

     Undistributed earnings of international consolidated subsidiaries and affiliates for which no deferred income tax provision has been made for possible future remittances totaled approximately $7,239 at December 31, 2000. Substantially all of this amount represents earnings reinvested as part of the company's ongoing business. It is not practical to estimate the amount of taxes that might be payable on the eventual remittance of such earnings. On remittance, certain countries impose withholding taxes that, subject to certain limitations, are then available for use as tax credits against a U.S. tax liability, if any.

                                                                       Year ended December 31
                                                                -----------------------------
                                                                 2000       1999       1998
---------------------------------------------------------------------------------------------
Taxes other than on income
United States
  Excise taxes on products and merchandise                      $ 3,909    $ 3,767    $ 3,568
  Import duties and other levies                                     25         34         36
  Property and other miscellaneous taxes                            345        365        361
  Payroll taxes                                                     139        165        196
  Taxes on production                                               238        158        160
---------------------------------------------------------------------------------------------
  Total United States                                             4,656      4,489      4,321
---------------------------------------------------------------------------------------------
International
  Excise taxes on products and merchandise                        2,692      2,262      2,362
  Import duties and other levies                                  8,073      8,352      8,344
  Property and other miscellaneous taxes                            271        247        289
  Payroll taxes                                                      69         77         78
  Taxes on production                                                66         14         11
---------------------------------------------------------------------------------------------
  Total International                                            11,171     10,952     11,084
---------------------------------------------------------------------------------------------
Total taxes other than on income                                $15,827    $15,441    $15,405
---------------------------------------------------------------------------------------------

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

NOTE 15. SHORT-TERM DEBT

     Redeemable long-term obligations consist primarily of tax-exempt variable-rate put bonds that are included as current liabilities because they become redeemable at the option of the bondholders during the year following the balance sheet date.

     The company periodically enters into interest rate swaps on a portion of its short-term debt. See Note 8 for information concerning the company's debt-related derivative activities.

                                                                  At December 31
                                                                ----------------
                                                                 2000      1999
--------------------------------------------------------------------------------
Commercial paper*                                               $4,258    $6,364
Notes payable to banks and others with originating terms of
  one year or less                                               1,612     2,825
Current maturities of long-term debt                             1,519       806
Current maturities of long-term capital leases                      42        42
Redeemable long-term obligations
  - Long-term debt                                                 504       504
  - Capital leases                                                 302       297
--------------------------------------------------------------------------------
Subtotal                                                         8,237    10,838
Reclassified to long-term debt                                  (5,143)   (4,775)
--------------------------------------------------------------------------------
Total short-term debt                                           $3,094    $6,063
--------------------------------------------------------------------------------

* Weighted-average interest rates at December 31, 2000 and 1999, were 6.56 percent and 5.98 percent, respectively, including the effect of interest rate swaps.

NOTE 16. LONG-TERM DEBT

     ChevronTexaco has three "shelf" registrations on file with the Securities and Exchange Commission that together would permit the issuance of $2,800 of debt securities pursuant to Rule 415 of the Securities Act of 1933.

     At December 31, 2000, the company had $5,825 of committed credit facilities with banks worldwide, $5,143 of which had termination dates beyond one year. The facilities support the company's commercial paper borrowings. Interest on borrowings under the terms of specific agreements may be based on the London Interbank Offered Rate, the Reserve Adjusted Domestic Certificate of Deposit Rate or bank prime rate. No amounts were outstanding under these credit agreements during 2000 or at year-end.

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

                                                                  At December 31
                                                                ------------------
                                                                 2000       1999
----------------------------------------------------------------------------------
8.11% amortizing notes due 2004(1)                              $   540    $   620
6.625% notes due 2004                                               499        495
7.327% amortizing notes due 2014(2)                                 430        430
5.5% note due 2009                                                  392        397
7.45% notes due 2004                                                349        349
6% notes due 2005                                                   299        299
9.75% debentures due 2020                                           250        250
3.5% convertible notes due 2004                                     203        203
5.7% notes due 2008                                                 201        201
8.5% notes due 2003                                                 200        200
7.75% debentures due 2033                                           199        199
8.625% debentures due 2031                                          199        199
8.625% debentures due 2032                                          199        199
8.375% debentures due 2022                                          198        198
7.5% debentures due 2043                                            198        198
6.875% debentures due 2023                                          196        196
7.09% notes due 2007                                                150        150
8.25% debentures due 2006                                           150        150
8.625% debentures due 2010                                          150        150
8.875% debentures due 2021                                          150        150
Medium-term notes, maturing from 2001 to 2043 (7.1%)              1,081        757
Australian dollar debt due 2001 (12.4%)                              --        205
Other foreign currency obligations (6.6%)                         1,095        884
Other long-term debt (7.1%)                                       1,542      1,739
----------------------------------------------------------------------------------
Total including debt due within one year                          8,870      8,818
Debt due within one year                                         (1,519)      (806)
Reclassified from short-term debt                                 5,143      4,775
----------------------------------------------------------------------------------
Total long-term debt                                            $12,494    $12,787
----------------------------------------------------------------------------------

(1) Debt assumed from ESOP in 1999.

(2) Guarantee of ESOP debt.

     At December 31, 2000 and 1999, the company classified $5,143 and $4,775 respectively of short-term debt as long-term. Settlement of these obligations is not expected to require the use of working capital in 2001, as the company has both the intent and ability to refinance this debt on a long-term basis.

     Consolidated long-term debt maturing in each of the five years after December 31, 2000, is as follows: 2001 - $1,722; 2002 - $1,022; 2003 - $574;
2004 - $1,234; and 2005 - $584. In 2001, Chevron repurchased $349 of 7.45 percent guaranteed notes maturing in 2004.

     See Note 8 for information concerning the company's debt-related derivative activities.

NOTE 17. EMPLOYEE BENEFIT PLANS

PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

     Chevron has defined benefit pension plans for most employees and provides for certain health care and life insurance plans for active and qualifying retired employees. The company's policy is to fund the minimum necessary to satisfy requirements of the Employee Retirement Income Security Act for the

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

company's pension plans. The company's annual contributions for medical and dental benefits are limited to the lesser of actual medical claims or a defined fixed per-capita amount. Chevron pays life insurance benefits, and annual contributions are based on actual plan experience.

     Texaco sponsored pension plans that cover the majority of its employees. Generally, these plans provide defined pension benefits based on years of service, age and final average pay. Texaco sponsors postretirement plans in the United States that provide health care and life insurance for retirees and eligible dependents based on an age and service point schedule for eligible participants. The postretirement plans are unfunded.

     Caltex has various retirement plans, including defined benefit pension plans, covering substantially all of its employees. The benefit levels, vesting terms and funding practices vary among plans.

     The following table presents the combined pension and other postretirement benefits for Chevron, Texaco and Caltex. Unfunded pension and postretirement benefits are paid directly when incurred; accordingly, these payments are not reflected as changes in plan assets in the following table. Benefits are presented and computed as of and for the twelve months ended December 31.

                                               Pension Benefits               Postretirement Benefits
                                     -----------------------------------------------------------------
                                           2000                1999               2000          1999
                                     -----------------------------------------------------------------
                                      U.S.     INT'L      U.S.      Int'l
------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at January 1      $5,023    $1,784    $ 5,513    $1,859     $ 2,103       $ 2,320
Service cost                            116        49        133        47          20            28
Interest cost                           359       137        345       142         161           153
Plan participants' contributions          2         1          3         2          18            14
Plan amendments                           7         3         89        23          --           (12)
Actuarial loss (gain)                    76        85        (73)       16         134          (176)
Foreign currency exchange rate
  changes                                --      (151)        --      (127)         (7)           (1)
Benefits paid                          (652)     (128)    (1,191)     (181)       (182)         (151)
Curtailment                              --        (3)        --        --          --           (12)
Special termination benefits(1)          --         6        204         3          --            --
Plan divestiture                         (1)       --         --        --          --            --
Acquisitions/joint ventures              --        --         --        --          --           (60)
                                     -----------------------------------------------------------------
Benefit obligation at December 31     4,930     1,783      5,023     1,784       2,247         2,103
                                     -----------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at
  January 1                           5,653     1,946      5,946     1,869          --            --
  Actual return on plan assets           29        69        861       278          --            --
  Foreign currency exchange rate
     changes                             --      (155)        --       (91)         --            --
  Employer contribution                  18        50         15        68          --            --
  Plan participants' contribution         2         1          3         2          --            --
  Expenses                               (8)       --         (7)       --          --            --
  Benefits paid                        (622)     (126)    (1,165)     (180)         --            --
  Plan divestiture                       (2)       --         --        --          --            --
                                     -----------------------------------------------------------------
Fair value of plan assets at
  December 31                         5,070     1,785      5,653     1,946          --            --
                                     -----------------------------------------------------------------
FUNDED STATUS                           140         2        630       162      (2,247)       (2,103)
  Unrecognized net actuarial gain       (39)      171       (686)        2        (145)         (286)
  Unrecognized prior-service cost       185        75        207        71          (7)           (7)
  Unrecognized net transitional
     assets                              (2)      (12)       (33)      (19)         --            --
                                     -----------------------------------------------------------------
Total recognized at December 31      $  284    $  236    $   118    $  216     $(2,399)      $(2,396)
                                     -----------------------------------------------------------------

                                                        (continued on next page)

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

                                                             Pension Benefits   Postretirement Benefits
                                                --------------------------------------------------------
                                                     2000            1999           2000          1999
                                                --------------------------------------------------------
                                                 U.S.   INT'L    U.S.   Int'l
--------------------------------------------------------------------------------------------------------
AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE
  SHEET AT DECEMBER 31
  Prepaid benefit cost                          $ 560   $ 557   $ 461   $ 523    $    --       $    --
  Accrued benefit liability                      (429)   (339)   (485)   (318)    (2,399)       (2,396)
  Intangible asset                                 10      12      15      11         --            --
  Accumulated other comprehensive income(2)       143       6     127      --         --            --
                                                --------------------------------------------------------
Net amount recognized                           $ 284   $ 236   $ 118   $ 216    $(2,399)      $(2,396)
                                                --------------------------------------------------------
Weighted-average assumptions as of December 31
  Discount rate                                   7.5%    7.8%    7.9%    7.7%       7.6%          8.0%
  Expected return on plan assets                 10.0%    9.0%   10.0%    8.8%        --            --
  Rate of compensation increase                   4.1%    5.0%    4.3%    5.3%       4.4%          4.3%
                                                --------------------------------------------------------

(1) Primarily relates to a special involuntary termination enhancement to pension benefits under a Chevron companywide restructuring program.

(2) Accumulated other comprehensive income includes deferred income tax of $47 and $2 in 2000 for U.S. and International, respectively, and $46 in 1999 for U.S.

     The components of net periodic benefit cost for 2000, 1999 and 1998 were:

                                                                                         Other
                                                                                     Postretirement
                                                                Pension Benefits        Benefits
                                   ------------------------------------------------------------------
                                        2000            1999            1998       2000   1999   1998
                                   ------------------------------------------------------------------
                                    U.S.   INT'L    U.S.   Int'l    U.S.   Int'l
-----------------------------------------------------------------------------------------------------
Service cost                       $ 116   $  49   $ 132   $  48   $ 159   $  45   $ 20   $ 28   $ 30
Interest cost                        359     137     345     142     352     146    161    153    149
Expected return on plan assets      (500)   (170)   (487)   (150)   (479)   (154)    --     --     --
Amortization of transitional
  assets                             (31)     (6)    (36)    (17)    (37)    (15)    --     --     --
Amortization of prior-service
  costs                               30      12      27      16      24       9     (1)    --     --
Recognized actuarial losses
  (gains)                              9      (1)      2      (1)     10       1    (10)     1     (9)
Settlement (gains) losses            (61)      1    (119)     17     (15)     17     --     --     --
Curtailment (gains) losses           (20)      2       6       1       6      --    (15)   (12)     4
Special termination benefit
  recognition*                        --       6     204       3       8      --     --     --      5
                                   ------------------------------------------------------------------
Net periodic benefit cost          $ (98)  $  30   $  74   $  59   $  28   $  49   $155   $170   $179
                                   ------------------------------------------------------------------

*Primarily relates to a special involuntary termination enhancement to pension benefits under a Chevron companywide restructuring program.

     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $850, $737 and $33, respectively, at December 31, 2000, and $863, $760 and $80, respectively, at December 31, 1999.

     Actuarial estimates of Chevron postretirement benefits plans assumed separate health care cost-trend rates for pre-age 65 and age 65 or older retirees. The 2001 annual rates of change were assumed to be 7.2 percent and
16.2 percent, respectively, before gradually converging to the average ultimate rate of 5.0 percent in 2021 for both pre-age 65 and age 65 or older. For the Texaco plan, the obligation represents a fixed dollar contribution, which for measurement purposes is expected to increase by 4.0 percent per annum for all future

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

years. Caltex assumed a health care trend rate of 10.0 percent. A one-percentage-point change in the assumed health care rates and contributions would have had the following combined effects:

                                                                One-Percentage-    One-Percentage-
                                                                Point Increase     Point Decrease
--------------------------------------------------------------------------------------------------
Effect on total service and interest cost components                       $ 17             $ (23)
Effect on postretirement benefit obligation                                $188             $(161)
                                                                --------------------------------

PROFIT SHARING/SAVINGS PLAN

     Eligible employees of Chevron and certain of its subsidiaries who have completed one year of service may participate in the Profit Sharing/Savings Plan. Charges to expense for the profit sharing part of the Profit Sharing/Savings Plan were $62, $61 and $60 in 2000, 1999 and 1998, respectively. Chevron's Savings Plus Plan contributions were funded with leveraged employee stock ownership plan (ESOP) shares.

     Eligible employees of Texaco and certain of its subsidiaries may participate in the Employees Thrift Plan of Texaco Inc. The Plan combines a profit-sharing plan and a stock bonus and leveraged employee stock ownership plan (ESOP). Eligible employees may contribute to the Plan the first month following their employment. These employees are eligible for Texaco's monthly ESOP allocation after completing one year of service.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

     In December 1989, Chevron established a leveraged ESOP as part of the Profit Sharing/Savings Plan. The ESOP Trust Fund borrowed $1,000 and purchased
28.2 million previously unissued shares of Chevron common stock. In June 1999, the ESOP borrowed $25 at 6.98 percent interest, using the proceeds to pay interest due on the existing ESOP debt. In July 1999, the ESOP issued notes of $620 at an average interest rate of 7.42 percent, guaranteed by Chevron Corporation. The debt proceeds were paid to Chevron Corporation in exchange for Chevron's assumption of the existing 8.11 percent ESOP long-term debt of $620. The ESOP provides a partial prefunding of the company's future commitments to the Profit Sharing/Savings Plan, which will result in annual income tax savings for the company.

     As permitted by American Institute of Certified Public Accountants (AICPA) Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans," Chevron has elected to continue its practices, which are based on Statement of Position 76-3, "Accounting Practices for Certain Employee Stock Ownership Plans" and subsequent consensus of the Emerging Issues Task Force of the Financial Accounting Standards Board, accordingly. The debt of the ESOP is recorded as debt, and shares pledged as collateral are reported as deferred compensation in the supplemental combined balance sheet and combined statement of stockholders' equity. Chevron reports compensation expense equal to the ESOP debt principal repayments less dividends received by the ESOP. Interest incurred on the ESOP debt is recorded as interest expense. Dividends paid on ESOP shares are reflected as a reduction of retained earnings. All ESOP shares are considered outstanding for earnings-per-share computations.

     Expense recorded for the ESOP was $25, $59 and $58 in 2000, 1999 and 1998, respectively, including $47, $49 and $56 of interest expense related to the ESOP debt. All dividends paid on the shares held by the ESOP are used to service the ESOP debt. The dividends used were $54, $33 and $57 in 2000, 1999 and 1998, respectively.

     Chevron made contributions to the ESOP of $64 and $60 in 1999 and 1998, respectively, to satisfy ESOP debt service in excess of dividends received by the ESOP. No contributions were required in 2000. The ESOP shares were pledged as collateral for its debt. Shares are released from a suspense account and

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

allocated to the accounts of Plan participants, based on the debt service deemed to be paid in the year in proportion to the total of current-year and remaining debt service. The (credit) charge to compensation expense was $(22), $10 and $2 in 2000, 1999 and 1998, respectively. The Chevron ESOP shares as of December 31, 2000 and 1999, were as follows:

Thousands                                                        2000      1999
--------------------------------------------------------------------------------
Allocated shares                                                11,969    10,785
Unallocated shares                                              10,823    12,963
--------------------------------------------------------------------------------
  Total ESOP shares                                             22,792    23,748
--------------------------------------------------------------------------------

     In 1988, Texaco established a leveraged ESOP as part of the Employees Thrift Plan of Texaco Inc. The Thrift Plan ESOP Trust purchased 833,333 1/3 shares of Series B ESOP Convertible Preferred Stock (Series B) from the company for an aggregate purchase price of $500. Similarly, in 1990, the Employees Savings Plan created a leveraged ESOP, and the Savings Plan ESOP Trust purchased 67,796.61 shares of Series F ESOP Convertible Preferred Stock (Series F) from Texaco for an aggregate purchase price of $50. Texaco guaranteed $500 and $50 variable-rate loans made to the ESOP, which were used to acquire the shares of Series B and Series F. In 1991, Texaco refinanced approximately $103 of the outstanding balance through a Grantor Trust structure at a fixed interest rate. In December 1997 and November 1998, a portion of the original loan was refinanced through a loan from Texaco. The Savings Plan ESOP loan was satisfied in January 1999. During 1999, Texaco called the Series B and Series F Convertible Preferred Stock and converted them into Texaco common stock, with future ESOP allocations being made in common stock. The Thrift Plan ESOP loan was satisfied in December 2000.

     As permitted by AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans," Texaco elected to continue its practices, which are based on Statement of Position 76-3, "Accounting Practices for Certain Employee Stock Ownership Plans" and subsequent consensus of the Emerging Issues Task Force of the Financial Accounting Standards Board.

     The ESOP loans guaranteed by Texaco were recorded as debt. As the ESOP repaid the original and refinanced ESOP loans, the remaining ESOP-related unearned employee compensation included as a component of stockholder's equity was reduced.

     Effective March 1, 2000, the Employees Savings Plan of Texaco merged into the Employees Thrift Plan of Texaco Inc. Participants of the Employees Savings Plan became participants in the Employees Thrift Plan, and the Savings Plan assets were transferred to the Thrift Plan on May 31, 2000.

     In 2000, 1999 and 1998, expense, company contributions, dividends and interest payments related to the ESOP were not material.

     The Texaco ESOP shares as of December 31, 2000 and 1999, were as follows:

Thousands                                                        2000      1999
--------------------------------------------------------------------------------
Allocated shares                                                21,393    20,438
Unallocated shares                                                  54     1,077
--------------------------------------------------------------------------------
  Total ESOP shares                                             21,447    21,515
--------------------------------------------------------------------------------

MANAGEMENT INCENTIVE PLANS

     Chevron had two incentive plans, the Management Incentive Plan (MIP) and the Long-Term Incentive Plan (LTIP) for officers and other regular salaried employees of the company and its subsidiaries who hold positions of significant responsibility. The MIP is an annual cash incentive plan that

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

links awards to performance results of the prior year. The cash awards may be deferred by conversion to stock units or other investment fund alternatives. Awards under the LTIP may take the form of, but are not limited to, stock options, restricted stock, stock units and nonstock grants. Charges to expense for the combined management incentive plans, excluding expense related to LTIP stock options and restricted stock awards, which are discussed in Note 18, were $49, $41 and $28 in 2000, 1999 and 1998, respectively.

     Caltex had two incentive plans, the Long-Term Incentive Plan and the Annual Incentive Plan. Charges to expense for the combined former-Caltex management incentive plans were not material.

     Texaco's management incentive plans are incorporated into the Texaco Stock Incentive Plan discussed in Note 18.

OTHER INCENTIVE PLANS

     Chevron has had a program that provides eligible employees with an annual cash bonus if the company achieves certain financial and safety goals. Charges for the program were $146, $47 and $51 in 2000, 1999 and 1998, respectively.

NOTE 18. STOCK OPTIONS

     The company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock-based compensation programs, which are described below. On a combined basis, stock-based compensation expense recognized in connection with these programs was $23, $21 and $19 in 2000, 1999 and 1998, respectively.

     Had compensation cost for the company's combined stock options been determined based on the fair market value at the grant dates of the awards consistent with the methodology prescribed by FAS No. 123, the company's net income and earnings per share for 2000, 1999 and 1998 would have been the pro forma amounts shown below:

                                                                 2000      1999      1998
------------------------------------------------------------------------------------------
Net Income
                            As reported                         $7,727    $3,247    $1,917
                            Pro forma                           $7,687    $3,134    $1,818
Earnings per share
                            As reported  - basic                $ 7.23    $ 3.01    $ 1.76
                                         - diluted              $ 7.21    $ 3.00    $ 1.75
                            Pro forma
                                         - basic                $ 7.19    $ 2.91    $ 1.66
                                         - diluted              $ 7.18    $ 2.90    $ 1.66
------------------------------------------------------------------------------------------

     The effects of applying FAS No. 123 in this pro forma disclosure are not indicative of future amounts. FAS No. 123 does not apply to awards granted prior to 1995. In addition, certain options vest over several years, and awards in future years, whose terms and conditions may vary, are anticipated.

BROAD-BASED EMPLOYEE STOCK OPTIONS

     In 1996, Chevron granted to all its eligible employees an option for 150 shares of stock or equivalents at an exercise price of $51.875 per share. In addition, a portion of the awards granted under the LTIP had terms similar to the broad-based employee stock options. The options vested in June 1997 when Chevron's share price closed above $75.00 for three consecutive days.

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

     Options for 7,204,800 shares, including similar-termed LTIP awards, were granted for this program in 1996. Outstanding option shares were 2,213,450 at December 31, 1997. In 1998, exercises of 1,361,000 and forfeitures of 10,800 had reduced the outstanding option shares to 841,650 at year-end 1998. In 1999, exercises of 740,725, forfeitures of 61,850 and expirations of 39,075 reduced the outstanding option shares to zero at March 31, 1999, the date of expiration. The company recorded gains of $2 for these options in 1999. No gains or expenses for this program were recorded in 2000 and 1998.

     The fair market value of each option share on the date of grant under FAS No. 123 was estimated at $5.66 using a binomial option-pricing model with the following assumptions: risk-free interest rate of 5.1 percent, dividend yield of
4.2 percent, expected life of three years and a volatility of 20.9 percent.

     In 1998, Chevron announced another broad-based Employee Stock Option Program that granted to all eligible employees an option that varied from 100 to 300 shares of stock or equivalents, dependent on the employee's salary or job grade. These options vested after two years in February 2000. Options for 4,820,800 shares were awarded at an exercise price of $76.3125 per share. Forfeitures of options for 854,550 shares reduced the outstanding option shares to 3,966,250 at December 31, 1999. In 2000, exercises of 611,201 and forfeitures of 290,682 reduced the outstanding option balance to 3,064,367 at the end of the year. The options expire February 11, 2008. The company recorded expenses of $(2), $4 and $2 for these options in 2000, 1999 and 1998, respectively.

     The fair value of each option share on the date of grant under FAS No. 123 was estimated at $19.08 using the average results of Black-Scholes models for the preceding 10 years. The 10-year averages of each assumption used by the Black-Scholes models were: risk-free interest rate of 7.0 percent, dividend yield of 4.2 percent, expected life of seven years and a volatility of 24.7 percent.

LONG-TERM INCENTIVE PLAN

     Stock options granted under the Chevron LTIP are generally awarded at market price on the date of grant and are exercisable not earlier than one year and not later than 10 years from the date of grant. However, a portion of the LTIP options granted in 1996 had terms similar to the broad-based employee stock options. The maximum number of shares that may be granted each year is 1 percent of the total outstanding shares of common stock as of January 1 of such year.

     Under the Texaco Stock Incentive Plan, stock options, restricted stock and other incentive award forms may be granted to executives, directors and key employees. The maximum number of shares that may be granted as stock options or restricted stock is 1 percent of the common stock outstanding on December 31 of the previous year. Restricted shares granted under the plan contain a performance element, which must be satisfied in order for all or a specified portion of the shares to vest. Upon the merger, all restricted shares became vested and converted to ChevronTexaco shares at the merger exchange ratio of
0.77. Restricted performance shares awarded in each year under the plan on a converted basis were as follows:

                                                                 2000      1999      1998
------------------------------------------------------------------------------------------
Shares (thousands)                                                 409       214       258
Weighted-average fair value                                     $73.40    $81.53    $79.99
------------------------------------------------------------------------------------------

     Stock options granted under the plan extend for 10 years from the date of grant and vest over a two-year period at a rate of 50 percent per year. The exercise price cannot be less than the fair market value of the underlying shares of common stock on the date of the grant. The plan provides for restored options. This feature enables a participant who exercises a stock option by exchanging previously acquired common stock or who has shares withheld to satisfy tax withholding obligations to receive new options

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

equal to the number of shares exchanged or withheld. The restored options are fully exercisable six months after the date of grant and the exercise price is the fair market value of the common stock on the day the restored option is granted. Amounts charged to compensation expense in 2000, 1999 and 1998 were $25, $19 and $17.

     The fair market value of each stock option granted is estimated on the date of grant under FAS No. 123 using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                2000    1999    1998
------------------------------------------------------------------------------------
CHEVRON ASSUMPTIONS:
Expected life in years                                             7       7       7
Risk-free interest rate                                          5.8%    5.5%    4.5%
Volatility                                                      25.6%   20.1%   28.6%
Dividend yield                                                   3.0%    3.0%    3.1%

TEXACO ASSUMPTIONS:
Expected life in years                                             2       2       2
Risk-free interest rate                                          6.4%    5.4%    5.4%
Volatility                                                      33.8%   29.1%   22.5%
Dividend yield                                                   3.0%    3.0%    3.0%
                                                                --------------------

     The Black-Scholes weighted-average fair value of the Chevron options granted during 2000, 1999 and 1998 was $22.34, $20.40 and $21.10 per share respectively, and the weighted-average fair value of the Texaco options granted during 2000, 1999 and 1998 was $11.56, $11.21 and $8.48 per share.

     Upon the merger, outstanding Texaco stock options were converted to ChevronTexaco options at the merger exchange rate of 0.77. The following table presents the combined stock options outstanding as of December 31, 2000, 1999 and 1998 with information on Texaco's stock options on a converted basis. This

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

table excludes Chevron LTIP awards granted with terms similar to the broad-based employee stock options:

                                                                  Options      Weighted-Average
                                                                (thousands)     Exercise Price
------------------------------------------------------------------------------------------------
Outstanding at December 31, 1997                                     16,008               $60.77
------------------------------------------------------------------------------------------------
Granted                                                               3,711                79.54
Exercised                                                            (6,750)               65.69
Restored                                                              5,305                78.92
Forfeited                                                              (107)               80.91
------------------------------------------------------------------------------------------------
Outstanding at December 31, 1998                                     18,167               $67.94
------------------------------------------------------------------------------------------------
Granted                                                               3,389                86.05
Exercised                                                            (7,584)               71.35
Restored                                                              5,735                83.83
Forfeited                                                              (783)               83.62
------------------------------------------------------------------------------------------------
Outstanding at December 31, 1999                                     18,924               $73.99
------------------------------------------------------------------------------------------------
Granted                                                               3,763                77.18
Exercised                                                            (1,460)               53.99
Restored                                                                456                78.42
Forfeited                                                              (807)               84.14
------------------------------------------------------------------------------------------------
Outstanding at December 31, 2000                                     20,876               $75.67
------------------------------------------------------------------------------------------------
Exercisable at December 31
1998                                                                 11,945               $62.52
1999                                                                 12,735               $68.87
2000                                                                 16,027               $74.96
------------------------------------------------------------------------------------------------

     The following table summarizes information on stock options outstanding at December 31, 2000:

                                                Options Outstanding                 Options Exercisable
                                      --------------------------------------------------------------------
                                                      Weighted-
                                                       Average       Weighted-                   Weighted-
                                        Number        Remaining       Average       Number        Average
                                      Outstanding    Contractual     Exercise     Exercisable    Exercise
Range of Exercise Prices                (000s)       Life (Years)      Price        (000s)         Price
----------------------------------------------------------------------------------------------------------
$31 to $41                                 317           1.2          $34.58           317        $34.58
 41 to 51                                2,585           3.8           45.38         2,585         45.38
 51 to 61                                   90           6.0           56.21            86         56.08
 61 to 71                                  789           5.7           66.29           778         66.28
 71 to 81                                7,944           7.5           78.10         5,620         79.65
 81 to 91                                9,128           6.7           84.55         6,618         85.68
 91 to 101                                  23           8.6           92.14            23         92.14
----------------------------------------------------------------------------------------------------------
$31 to $101                             20,876           6.5          $75.67        16,027        $74.96
----------------------------------------------------------------------------------------------------------

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

NOTE 19.  OTHER CONTINGENCIES AND COMMITMENTS

     The U.S. federal income tax liabilities have been settled through 1993 for both Chevron and Caltex and through 1991 for Texaco. Chevron's California franchise tax liabilities have been settled through 1991.

     Settlement of open tax years, as well as tax issues in other countries where the company conducts its businesses, is not expected to have a material effect on the consolidated financial position or liquidity of the company and, in the opinion of management, adequate provision has been made for income and franchise taxes for all years under examination or subject to future examination.

     At December 31, 2000, the company and its subsidiaries, as direct or indirect guarantors, had contingent liabilities of $841 for notes of affiliated companies and $472 for notes of others.

     The company and its subsidiaries have certain other contingent liabilities relating to long-term unconditional purchase obligations and commitments, throughput agreements and take-or-pay agreements, some of which relate to suppliers' financing arrangements. The aggregate amounts of required payments under these various commitments are 2001 - $1,320; 2002 - $1,277; 2003 - $1,258;
2004 - $1,243; 2005 - $1,196; 2006 and after - $2,798. Total payments under the agreements were $1,506 in 2000, $1,165 in 1999 and $1,226 in 1998.

     The company is subject to loss contingencies pursuant to environmental laws and regulations that in the future may require the company to take action to correct or ameliorate the effects on the environment of prior release of chemical or petroleum substances, including MTBE, by the company or other parties. Such contingencies may exist for various sites including, but not limited to: Superfund sites and refineries, oil fields, service stations, terminals, and land development areas, whether operating, closed or sold. The amount of such future cost is indeterminable due to such factors as the unknown magnitude of possible contamination, the unknown timing and extent of the corrective actions that may be required, the determination of the company's liability in proportion to other responsible parties, and the extent to which such costs are recoverable from third parties. While the company has provided for known environmental obligations that are probable and reasonably estimable, the amount of future costs may be material to results of operations in the period in which they are recognized. The company does not expect these costs will have a material effect on its consolidated financial position or liquidity. Also, the company does not believe its obligations to make such expenditures have had, or will have, any significant impact on the company's competitive position relative to other U.S. or international petroleum or chemical concerns.

     ChevronTexaco receives claims from, and submits claims to, customers, trading partners, U.S. federal, state and local regulatory bodies, host governments, contractors, insurers, and suppliers. The amounts of these claims, individually and in the aggregate, may be significant and take lengthy periods to resolve.

     The company believes it has no material market or credit risks to its operations, financial position or liquidity as a result of its commodities and other derivatives activities, including forward exchange contracts and interest rate swaps. However, the results of operations and financial position of certain equity affiliates may be affected by their business activities involving the use of derivative instruments.

     The company's operations, particularly exploration and production, can be affected by other changing economic, regulatory and political environments in the various countries in which it operates, including the United States. In certain locations, host governments have imposed restrictions, controls and taxes, and in others, political conditions have existed that may threaten the safety of employees and the company's continued presence in those countries. Internal unrest or strained relations between a host government and the company or other governments may affect the company's operations. Those developments have, at times, significantly affected the company's related operations and results, and are carefully considered by management when evaluating the level of current and future activity in such countries.

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

     Also, for oil and gas producing operations, ownership agreements may provide for periodic reassessments of equity interests in estimated oil and gas reserves. These activities, individually or together, may result in gains or losses that could be material to earnings in any given period. One such equity redetermination process has been under way since 1996 for ChevronTexaco's interests in four producing zones at the Naval Petroleum Reserve at Elk Hills in California, for the time when the remaining interests in these zones were owned by the U.S. Department of Energy (DOE). A wide range remains for a possible net settlement amount for the four zones. ChevronTexaco currently estimates its maximum possible net before-tax liability at less than $400 million. At the same time, a possible maximum net amount that could be owed to ChevronTexaco is westimated at more than $200 million. The timing of the settlement and the exact amount within this range of estimates are uncertain.

     Areas in which the company has significant operations include the United States, Canada, Australia, the United Kingdom, Norway, Denmark, Kuwait, Republic of Congo, Angola, Nigeria, Chad, Equatorial Guinea, Democratic Republic of Congo, Indonesia, Papua New Guinea, China, Thailand, Venezuela, Argentina, Brazil, Colombia and Trinidad. The company's Caltex downstream subsidiary and its affiliates have significant operations in Korea, Australia, Thailand, the Philippines, Singapore and South Africa. The company's Tengizchevroil affiliate operates in Kazakhstan. The company's Chevron Phillips Chemical Company LLC affiliate manufactures and markets a wide range of petrochemicals and plastics on a worldwide basis, with manufacturing facilities in existence or under construction in the United States, Puerto Rico, Singapore, China, South Korea, Saudi Arabia, Qatar, Mexico and Belgium. The company's Dynegy affiliate has operations in the United States, Canada, the United Kingdom and other European countries.

NOTE 20. EARNINGS PER SHARE (EPS)

     Basic EPS includes the effects of deferrals of salary and other compensation awards that are invested in ChevronTexaco stock units by certain officers and employees of the company and is based upon net income less preferred stock dividend requirements. Diluted EPS includes the effects of these deferrals as well as the dilutive effects of outstanding stock options awarded under the company's stock option programs (see Note 18, "Stock Options"). The following table sets forth the computation of basic and diluted EPS:

                                          2000                              1999                              1998
                             ---------------------------------------------------------------------------------------------------
                              NET       SHARES     PER-SHARE    Net       Shares     Per-Share    Net       Shares     Per-Share
                             INCOME   (MILLIONS)    AMOUNT     Income   (Millions)    Amount     Income   (Millions)    Amount
--------------------------------------------------------------------------------------------------------------------------------
Net income                   $7,727                            $3,247                            $1,917
Weighted-average common
  shares outstanding                   1,066.6                           1,067.7                            1,060.5
Dividend equivalents paid
  on stock units                  2                                 3                                 3
Deferred awards held as
  stock units                              0.9                               1.1                                1.2
Preferred stock dividends       (15)                              (29)                              (54)
--------------------------------------------------------------------------------------------------------------------------------
BASIC EPS COMPUTATION        $7,714    1,067.5       $7.23     $3,221    1,068.8       $3.01     $1,866     1,061.7      $1.76
Dilutive effects of stock
  options, restricted stock
  and convertible
  debentures                      3        2.4                      3        4.8                      1         2.7
--------------------------------------------------------------------------------------------------------------------------------
DILUTED EPS COMPUTATION      $7,717    1,069.9       $7.21     $3,224    1,073.6       $3.00     $1,867     1,064.4      $1.75
--------------------------------------------------------------------------------------------------------------------------------

CHEVRONTEXACO CORPORATION
NOTES TO SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

NOTE 21.  NEW ACCOUNTING STANDARDS

     The company adopted the Financial Accounting Standards Board (FASB) Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities"(FAS 133), as amended by FAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133," effective January 1, 2001. Most of the activity in commodity derivative instruments is intended to hedge physical transactions. For some of this derivative activity, the company has elected to apply fair value or cash flow hedge accounting. For other similar derivative instruments, the company has elected not to apply hedge accounting and changes in fair values beyond normal sales and purchases are reflected in current income. For derivative instruments used to hedge foreign currency exposures, gains and losses related to recorded monetary assets and liabilities are reported in current income, whereas gains and losses arising from hedges of some forecasted capital expenditures are deferred and amortized over the life of the hedged asset. Interest rate swaps - hedging a portion of the company's fixed rate debt - are accounted for as fair value hedges. The adoption of FAS 133 and FAS 138 did not have a significant impact on the company's results of operations or financial position.

     In September 2000, the FASB issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities
 - A Replacement of FASB Statement No. 125" (FAS 140). FAS 140 is effective for transfers occurring after March 31, 2001, and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Adoption of FAS 140 had no significant effect on ChevronTexaco's accounting or disclosures for the types of transactions in the scope of the new standard.

     In June 2001, the FASB issued Statement No. 141, "Business Combinations" (FAS 141), Statement No. 142, "Goodwill and Other Intangible Assets" (FAS 142) and Statement No. 143, "Accounting for Asset Retirement Obligations" (FAS 143). FAS 141 is effective for all business combinations initiated after June 30, 2001, and for all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. FAS 142 is effective for fiscal years beginning after December 15, 2001, except for goodwill and intangible assets acquired after June 30, 2001, which were immediately subject to the amortization and nonamortization provisions of the Statement. FAS 143 is effective for fiscal years beginning after June 15, 2002. Adoption of FAS 141 will have no effect on the company's pooling-of-interests method of accounting for the merger of Chevron and Texaco, but will affect future transactions. Similarly, adoption of FAS 142 may affect future transactions, but is not expected to have an effect on the company's prior business combinations. FAS 143 differs in several significant respects from current accounting for asset retirements obligations under FAS 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies". Adoption of FAS 143 will affect future accounting and reporting of the assets, liabilities and expenses related to these obligations. The magnitude of the effect has not yet been determined.

     In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (FAS 144). FAS 144 is effective for fiscal years beginning after December 15, 2001, with initial application effective as of the beginning of the fiscal year adopted. Adoption of FAS 144 will not affect assets classified as held for disposal as a result of disposal activities that were initiated prior to its initial application, but will affect future disposals.

CHEVRONTEXACO CORPORATION
2000 COMBINED FINANCIAL STATEMENTS
Millions of dollars, except per-share amounts

FIVE-YEAR FINANCIAL SUMMARY

                                               2000      1999      1998       1997       1996
-----------------------------------------------------------------------------------------------
COMBINED STATEMENT OF
  INCOME DATA
REVENUES AND OTHER INCOME
Sales and other operating revenues           $117,095   $84,004   $71,937   $ 99,964   $102,462
Income for equity affiliates and other
  income                                        2,035     1,709     1,321      2,347      1,982
-----------------------------------------------------------------------------------------------
TOTAL REVENUES AND OTHER INCOME               119,130    85,713    73,258    102,311    104,444
TOTAL COSTS AND OTHER DEDUCTIONS              105,081    79,901    70,422     93,118     95,739
-----------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                     14,049     5,812     2,836      9,193      8,705
INCOME TAX EXPENSE                              6,322     2,565       919      3,273      4,080
-----------------------------------------------------------------------------------------------
NET INCOME                                   $  7,727   $ 3,247   $ 1,917   $  5,920   $  4,625
-----------------------------------------------------------------------------------------------
NET INCOME PER SHARE     - BASIC             $   7.23   $  3.01   $  1.76   $   5.54   $   4.33
                         - DILUTED           $   7.21   $  3.00   $  1.75   $   5.48   $   4.29
-----------------------------------------------------------------------------------------------
CASH DIVIDENDS PER SHARE - CHEVRON           $   2.60   $  2.48   $  2.44   $   2.28   $   2.08
                         - TEXACO            $   1.80   $  1.80   $  1.80   $   1.75   $   1.65
-----------------------------------------------------------------------------------------------

COMBINED BALANCE SHEET DATA (AT DECEMBER
  31)
Current assets                               $ 17,913   $17,043   $14,157   $ 16,161   $ 18,486
Noncurrent assets                              59,708    58,337    55,967     53,699     48,124
-----------------------------------------------------------------------------------------------
TOTAL ASSETS                                   77,621    75,380    70,124     69,860     66,610
-----------------------------------------------------------------------------------------------
Short-term debt                                 3,094     6,063     5,579      4,076      4,417
Other current liabilities                      13,567    11,620     9,480     11,520     13,327
Long-term debt and capital lease
  obligations                                  12,821    13,145    11,675     10,708      9,826
Other noncurrent liabilities                   14,770    14,761    14,523     13,318     13,045
-----------------------------------------------------------------------------------------------
TOTAL LIABILITIES                              44,252    45,589    41,257     39,622     40,615
-----------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY                           33,369    29,791    28,867     30,238     25,995
-----------------------------------------------------------------------------------------------

CHEVRONTEXACO CORPORATION
SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES - (UNAUDITED)

     In accordance with the Financial Accounting Standards Board Statement No. 69, "Disclosures About Oil and Gas Producing Activities" (FAS 69), this section provides supplemental information on oil and gas exploration and producing activities of the company in seven separate tables. Tables I through IV provide historical cost information pertaining to costs incurred in exploration, property acquisitions and development; capitalized costs; and results of operations. Tables V through VII present information on the company's estimated net proved reserve quantities, standardized measure of estimated discounted future net cash flows related to proved reserves, and changes in estimated discounted future net cash flows. The Africa geographic area includes activities principally in Nigeria, Angola, Chad, Republic of Congo and Democratic Republic of Congo. The Asia-Pacific geographic area includes activities principally in Australia, China, Indonesia, Kazakhstan, Kuwait, Papua New Guinea, Philippines and Thailand. The "Other" geographic category includes activities in Argentina, the United Kingdom, Canada, Colombia, Denmark, Netherlands, Norway, Trinidad, Venezuela, Brazil and other countries. Amounts shown for affiliated companies are ChevronTexaco's 45 percent equity share of Tengizchevroil (TCO), an exploration and production partnership operating in the Republic of Kazakhstan, and its 30 percent equity share of Hamaca, an exploration and production partnership in Venezuela, in which it invested effective 2000.

CHEVRONTEXACO CORPORATION
SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES - (UNAUDITED)

TABLE I - COSTS INCURRED IN EXPLORATION, PROPERTY ACQUISITIONS AND
DEVELOPMENT(1)

                                                                                                 Affiliated
                                                    Consolidated Companies                       Companies
                                       --------------------------------------------------------------------------------
Millions of dollars                     U.S.    Africa   Asia-Pacific   Other    Total    TCO      Hamaca     Worldwide
-----------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2000
Exploration
  Wells                                $  526     $139         $  179   $   63   $  907   $ --         $--       $  907
  Geological and geophysical               60       35             67      105      267     --          --          267
  Rentals and other                        73       43             55       83      254     --          --          254
-----------------------------------------------------------------------------------------------------------------------
  Total exploration                       659      217            301      251    1,428     --          --        1,428
-----------------------------------------------------------------------------------------------------------------------
Property acquisitions(2)
  Proved(4)                               162        1            278        1      442     --          --          442
  Unproved                                 66        9             --      184      259     --          --          259
-----------------------------------------------------------------------------------------------------------------------
  Total property acquisitions             228       10            278      185      701     --          --          701
-----------------------------------------------------------------------------------------------------------------------
Development                             1,453      435          1,067      718    3,673    240          --        3,913
-----------------------------------------------------------------------------------------------------------------------
TOTAL COSTS INCURRED                   $2,340     $662         $1,646   $1,154   $5,802   $240         $--       $6,042
-----------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1999
Exploration
  Wells                                $  361     $115         $  132   $   94   $  702   $  --        $--       $  702
  Geological and geophysical               87       48             65       94      294     --          --          294
  Rentals and other                        81       40             70       57      248     --          --          248
-----------------------------------------------------------------------------------------------------------------------
  Total exploration                       529      203            267      245    1,244     --          --        1,244
-----------------------------------------------------------------------------------------------------------------------
Property acquisitions(2),(3)
  Proved(4)                                13       --            687      864    1,564     --          --        1,564
  Unproved                                 66       38            750      477    1,331     --          --        1,331
-----------------------------------------------------------------------------------------------------------------------
  Total property acquisitions              79       38          1,437    1,341    2,895     --          --        2,895
-----------------------------------------------------------------------------------------------------------------------
Development                             1,230      540            829      606    3,205    148          --        3,353
-----------------------------------------------------------------------------------------------------------------------
TOTAL COSTS INCURRED                   $1,838     $781         $2,533   $2,192   $7,344   $148         $--       $7,492
-----------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1998
Exploration
  Wells                                $  586     $177         $  144   $   93   $1,000    $--         $--       $1,000
  Geological and geophysical              134       75             75      131      415     --          --          415
  Rentals and other                       140       32             97       76      345     --          --          345
-----------------------------------------------------------------------------------------------------------------------
  Total exploration                       860      284            316      300    1,760     --          --        1,760
-----------------------------------------------------------------------------------------------------------------------
Property acquisitions(2)
  Proved(4)                                39       --            199       --      238     --          --          238
  Unproved                                143        5             27       15      190     --          --          190
-----------------------------------------------------------------------------------------------------------------------
  Total property acquisitions             182        5            226       15      428     --          --          428
-----------------------------------------------------------------------------------------------------------------------
Development                             1,753      590            584      651    3,578    120          --        3,698
-----------------------------------------------------------------------------------------------------------------------
TOTAL COSTS INCURRED                   $2,795     $879         $1,126   $  966   $5,766   $120         $--       $5,886
-----------------------------------------------------------------------------------------------------------------------

(1) Includes costs incurred whether capitalized or expensed. Excludes support equipment expenditures.
(2) Proved amounts include wells, equipment and facilities associated with proved reserves.
(3) Includes acquisition costs and related deferred income taxes for purchases of Rutherford-Moran Oil Corporation and Petrolera Argentina San Jorge S.A.
(4) Does not include properties acquired through property exchanges.

CHEVRONTEXACO CORPORATION
SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES - (UNAUDITED)

TABLE II - CAPITALIZED COSTS RELATED TO OIL AND GAS PRODUCING ACTIVITIES

                                                                                                        Affiliated
                                                       Consolidated Companies                           Companies
                                         -------------------------------------------------------------------------------------
Millions of dollars                       U.S.     Africa   Asia-Pacific    Other     Total     TCO      Hamaca*     Worldwide
------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2000
Unproved properties                      $ 1,233   $  176        $   540   $ 1,219   $ 3,168   $  378        $ 63      $ 3,609
Proved properties and related producing
  assets                                  34,587    5,050          8,701     8,702    57,040    1,158          71       58,269
Support equipment                            721      366          2,122       272     3,481      254          42        3,777
Deferred exploratory wells                   182      407            180       161       930       --          --          930
Other uncompleted projects                   741      640            669       570     2,620      136          --        2,756
------------------------------------------------------------------------------------------------------------------------------
GROSS CAPITALIZED COSTS                   37,464    6,639         12,212    10,924    67,239    1,926         176       69,341
------------------------------------------------------------------------------------------------------------------------------
Unproved properties valuation                317       69             66       170       622       --          --          622
Proved producing properties -
  Depreciation and depletion              23,528    2,700          3,977     3,940    34,145      131          --       34,276
Future abandonment and restoration         1,071      413            274       317     2,075       13          --        2,088
Support equipment depreciation               380      141          1,221       172     1,914       97           1        2,012
------------------------------------------------------------------------------------------------------------------------------
Accumulated provisions                    25,296    3,323          5,538     4,599    38,756      241           1       38,998
------------------------------------------------------------------------------------------------------------------------------
NET CAPITALIZED COSTS                    $12,168   $3,316        $ 6,674   $ 6,325   $28,483   $1,685        $175      $30,343
------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1999
Unproved properties                      $ 1,190   $  185        $   617   $ 1,204   $ 3,196   $  378        $ --      $ 3,574
Proved properties and related producing
  assets                                  36,614    4,442          6,650    10,657    58,363      689          --       59,052
Support equipment                            913      322          2,151       244     3,630      243          --        3,873
Deferred exploratory wells                   196      304            169       141       810       --          --          810
Other uncompleted projects                   822      758            969       633     3,182      405          --        3,587
------------------------------------------------------------------------------------------------------------------------------
GROSS CAPITALIZED COSTS                   39,735    6,011         10,556    12,879    69,181    1,715          --       70,896
------------------------------------------------------------------------------------------------------------------------------
Unproved properties valuation                282       54             82       109       527       --          --          527
Proved producing properties -
  Depreciation and depletion              25,301    2,317          3,376     5,770    36,764       99          --       36,863
Future abandonment and restoration         1,189      383            252       535     2,359       10          --        2,369
Support equipment depreciation               321      114          1,083        76     1,594       80          --        1,674
------------------------------------------------------------------------------------------------------------------------------
Accumulated provisions                    27,093    2,868          4,793     6,490    41,244      189          --       41,433
------------------------------------------------------------------------------------------------------------------------------
NET CAPITALIZED COSTS                    $12,642   $3,143        $ 5,763   $ 6,389   $27,937   $1,526        $ --      $29,463
------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1998
Unproved properties                      $ 1,466   $  161        $   339   $   266   $ 2,232   $  378        $ --      $ 2,610
Proved properties and related producing
  assets                                  37,054    4,091          5,372     9,218    55,735      629          --       56,364
Support equipment                            628      208          1,745       313     2,894      232          --        3,126
Deferred exploratory wells                   131      113            199       149       592       --          --          592
Other uncompleted projects                 1,319      893            998       385     3,595      245          --        3,840
------------------------------------------------------------------------------------------------------------------------------
GROSS CAPITALIZED COSTS                   40,598    5,466          8,653    10,331    65,048    1,484          --       66,532
------------------------------------------------------------------------------------------------------------------------------
Unproved properties valuation                273       49             49        83       454       --          --          454
Proved producing properties -
  Depreciation and depletion              25,432    2,027          3,228     4,958    35,645       72          --       35,717
Future abandonment and restoration         1,250      337            235       467     2,289        8          --        2,297
Support equipment depreciation               320      101            823       117     1,361       67          --        1,428
------------------------------------------------------------------------------------------------------------------------------
Accumulated provisions                    27,275    2,514          4,335     5,625    39,749      147          --       39,896
------------------------------------------------------------------------------------------------------------------------------
NET CAPITALIZED COSTS                    $13,323   $2,952        $ 4,318   $ 4,706   $25,299   $1,337        $ --      $26,636
------------------------------------------------------------------------------------------------------------------------------

*Existing costs were transferred from a consolidated subsidiary to an affiliate at year-end 2000. Previously in Consolidated Companies -- Other.

CHEVRONTEXACO CORPORATION
SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES - (UNAUDITED)

TABLE III - RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES(1)

     The company's results of operations from oil and gas producing activities for the years 2000, 1999 and 1998 are shown in the following table. Net income from exploration and production activities as reported on page 5 reflects income taxes computed on an effective rate basis. In accordance with FAS 69, income taxes in Table III are based on statutory tax rates, reflecting allowable deductions and tax credits. Interest income and expense are excluded from the results reported in Table III and from the net income amounts on page 5.

                                                                                                      Affiliated
                                                      Consolidated Companies                          Companies
                                        ------------------------------------------------------------------------------------
Millions of dollars                      U.S.     Africa    Asia-Pacific   Other     Total     TCO      Hamaca     Worldwide
----------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2000
Revenues from net production
  Sales                                 $ 5,878   $ 2,804        $ 1,404   $2,310   $12,396   $ 710         $--      $13,106
  Transfers                               4,387       650          3,203    1,409     9,649      --          --        9,649
----------------------------------------------------------------------------------------------------------------------------
  Total                                  10,265     3,454          4,607    3,719    22,045     710          --       22,755
Production expenses                      (2,182)     (405)          (865)    (727)   (4,179)   (114)         --       (4,293)
Proved producing properties:
  depreciation, depletion and
  abandonment provision                  (1,558)     (337)          (585)    (676)   (3,156)    (53)         --       (3,209)
Exploration expenses                       (395)     (166)          (176)    (217)     (954)     --          --         (954)
Unproved properties valuation               (49)      (16)            (7)     (75)     (147)     --          --         (147)
Other income (expense)(2)                  (631)       45            (13)     237      (362)    (56)         --         (418)
----------------------------------------------------------------------------------------------------------------------------
  Results before income taxes             5,450     2,575          2,961    2,261    13,247     487          --       13,734
Income tax expense                       (1,927)   (1,974)        (1,724)    (984)   (6,609)   (146)         --       (6,755)
----------------------------------------------------------------------------------------------------------------------------
RESULTS OF PRODUCING OPERATIONS         $ 3,523   $   601        $ 1,237   $1,277   $ 6,638   $ 341         $--      $ 6,979
----------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1999
Revenues from net production
  Sales                                 $ 3,411   $ 1,756        $   861   $1,548   $ 7,576   $ 356         $--      $ 7,932
  Transfers                               2,830       446          2,108      948     6,332      --          --        6,332
----------------------------------------------------------------------------------------------------------------------------
  Total                                   6,241     2,202          2,969    2,496    13,908     356          --       14,264
Production expenses                      (1,948)     (394)          (747)    (747)   (3,836)    (88)         --       (3,924)
Proved producing properties:
  depreciation, depletion and
  abandonment provision                  (1,527)     (338)          (469)    (624)   (2,958)    (47)         --       (3,005)
Exploration expenses                       (410)     (164)          (286)    (227)   (1,087)     --          --       (1,087)
Unproved properties valuation               (53)       (8)           (26)     (30)     (117)     --          --         (117)
Other income (expense)(2)                  (585)      (61)           (69)       5      (710)     (9)         --         (719)
----------------------------------------------------------------------------------------------------------------------------
  Results before income taxes             1,718     1,237          1,372      873     5,200     212          --        5,412
Income tax expense                         (539)     (848)          (852)    (452)   (2,691)    (63)         --       (2,754)
----------------------------------------------------------------------------------------------------------------------------
RESULTS OF PRODUCING OPERATIONS         $ 1,179   $   389        $   520   $  421   $ 2,509   $ 149         $--      $ 2,658
----------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1998
Revenues from net production
  Sales                                 $ 2,878   $ 1,118         $  610   $1,075   $ 5,681   $ 176         $--      $ 5,857
  Transfers                               2,481       330          1,479      657     4,947      --          --        4,947
----------------------------------------------------------------------------------------------------------------------------
  Total                                   5,359     1,448          2,089    1,732    10,628     176          --       10,804
Production expenses                      (2,238)     (388)          (606)    (644)   (3,876)    (76)         --       (3,952)
Proved producing properties:
  depreciation, depletion and
  abandonment provision                  (1,507)     (333)          (414)    (633)   (2,887)    (40)         --       (2,927)
Exploration expenses                       (499)     (129)          (158)    (231)   (1,017)     --          --       (1,017)
Unproved properties valuation               (59)       (8)            (7)     (15)      (89)     --          --          (89)
Other income (expense)(2)                  (241)       47              8      (12)     (198)     (7)         --         (205)
----------------------------------------------------------------------------------------------------------------------------
  Results before income taxes               815       637            912      197     2,561      53          --        2,614
Income tax expense                         (178)     (321)          (493)    (223)   (1,215)    (16)         --       (1,231)
----------------------------------------------------------------------------------------------------------------------------
RESULTS OF PRODUCING OPERATIONS         $   637   $   316         $  419   $  (26)  $ 1,346   $  37         $--      $ 1,383
----------------------------------------------------------------------------------------------------------------------------

(1) The value of owned production consumed as fuel has been eliminated from revenues and production expenses, and the related volumes have been deducted from net production in calculating the unit average sales price and production cost; this has no effect on the results of producing operations.

(2) Includes gas processing fees, net sulfur income, currency transaction gains and losses, certain significant impairment write-downs, miscellaneous expenses, etc. Also includes net income from related oil and gas activities that do not have oil and gas reserves attributed to them (for example, net income from technical and operating service agreements) and items identified in the financial report on page 5.

CHEVRONTEXACO CORPORATION
SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES - (UNAUDITED)

TABLE IV - RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES - UNIT PRICES AND COSTS (1)(2)

                                                                                                 Affiliated
                                                  Consolidated Companies                         Companies
                                     ----------------------------------------------------------------------------------
Millions of dollars                   U.S.    Africa   Asia-Pacific   Other    Total     TCO       Hamaca     Worldwide
-----------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 2000
  Average sales prices
  Liquids, per barrel                $25.61   $26.58         $22.97   $27.34   $25.35   $20.14         $--       $25.09
  Natural gas, per thousand cubic
    feet                               3.87     0.03           2.57     2.29     3.39     0.13          --         3.33
Average production costs, per
  barrel                               5.23     3.04           4.17     4.49     4.55     2.91          --         4.48
-----------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1999
  Average sales prices
  Liquids, per barrel                $14.92   $17.39         $14.67   $16.94   $15.63   $10.53         $--       $15.40
  Natural gas, per thousand cubic
    feet                               2.12     0.05           1.86     1.83     2.02     0.38          --         2.00
Average production costs, per
  barrel                               4.37     3.06           3.61     4.48     4.04     2.39          --         3.98
-----------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1998
  Average sales prices
  Liquids, per barrel                $10.62   $11.53         $10.10   $11.25   $10.74   $ 5.53         $--       $10.53
  Natural gas, per thousand cubic
    feet                               1.98     0.07           2.08     1.88     1.95     0.57          --         1.94
Average production costs, per
  barrel                               4.65     3.04           2.98     4.18     4.01     2.32          --         3.95
-----------------------------------------------------------------------------------------------------------------------

(1) The value of owned production consumed as fuel has been eliminated from revenues and production expenses, and the related volumes have been deducted from net production in calculating the unit average sales price and production cost; this has no effect on the results of producing operations.

(2) Natural gas converted to crude oil-equivalent gas (OEG) barrels at a rate of 6 MCF=1 OEG barrel.

TABLE V - RESERVE QUANTITY INFORMATION

     The company's estimated net proved underground oil and gas reserves and changes thereto for the years 2000, 1999 and 1998 are shown in the following table. Proved reserves are estimated by company asset teams composed of earth scientists and reservoir engineers. These proved reserve estimates are reviewed annually by the company's Reserves Advisory Committee to ensure that rigorous professional standards and the reserves definitions prescribed by the U.S. Securities and Exchange Commission are consistently applied throughout the company.

     Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Due to the inherent uncertainties and the limited nature of reservoir data, estimates of underground reserves are subject to change as additional information becomes available.

     Proved reserves do not include additional quantities recoverable beyond the term of the lease or concession agreement or that may result from extensions of currently proved areas or from applying secondary or tertiary recovery processes not yet tested and determined to be economic.

     Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods.

     "Net" reserves exclude royalties and interests owned by others and reflect contractual arrangements and royalty obligations in effect at the time of the estimate.

CHEVRONTEXACO CORPORATION
SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES - (UNAUDITED)

     ChevronTexaco operates under a risked service agreement Venezuela's Block LL-652, located in the northeast section of Lake Maracaibo. ChevronTexaco is accounting for LL-652 as an oil and gas activity and, at December 31, 2000, had recorded 57 million barrels of proved crude oil reserves.

     No reserve quantities have been recorded for the company's other service agreements - the Boscan Field in Venezuela and a long-term purchase agreement associated with a service agreement for the Chuchupa Field in Colombia during the period 2005 - 2016.

                                     Net Proved Reserves of Crude Oil, Condensate
                                               and Natural Gas Liquids
                                                 Millions of barrels
                        ----------------------------------------------------------------------
                                 Consolidated Companies                Affiliates
                        ----------------------------------------------------------------------
                                          Asia-                                         World-
                        U.S.    Africa   Pacific   Other   Total    TCO      Hamaca      wide
                        ----------------------------------------------------------------------
RESERVES AT JANUARY 1,
 1998                   2,963   1,192     1,743     793    6,691   1,082       --       7,773
Changes attributable
 to:
 Revisions                 45     113       306      24      488       7       --         495
 Improved recovery        172      88       187      49      496      --       --         496
 Extensions and
   discoveries            113      93        34      17      257      16       --         273
 Purchases(1)              35      --        26      30       91      --       --          91
 Sales(2)                 (80)     --        --     (22)    (102)     --       --        (102)
Production               (276)   (127)     (214)   (109)    (726)    (30)      --        (756)
----------------------------------------------------------------------------------------------
RESERVES AT DECEMBER
 31, 1998               2,972   1,359     2,082     782    7,195   1,075       --       8,270
Changes attributable
 to:
 Revisions                (12)      4      (178)     31     (155)    115       --         (40)
 Improved recovery         78      62       112      21      273      --       --         273
 Extensions and
   discoveries            116      47        27      49      239      76       --         315
 Purchases(1)              35      --        59     177      271      --       --         271
 Sales(2)                 (76)     --        --      (2)     (78)     --       --         (78)
Production               (259)   (128)     (215)   (112)    (714)    (33)      --        (747)
----------------------------------------------------------------------------------------------
RESERVES AT DECEMBER
 31, 1999               2,854   1,344     1,887     946    7,031   1,233       --       8,264
Changes attributable
 to:
 Revisions                (26)     48       109      14      145     105       --         250
 Improved recovery         83      20        69       9      181      --       --         181
 Extensions and
   discoveries             85      92        40      57      274       7      374         655
 Purchases(1)               8     131        --       3      142      --       --         142
 Sales(2)                (146)     --        --     (96)    (242)     --       --        (242)
Production               (244)   (130)     (211)   (111)    (696)    (35)      --        (731)
----------------------------------------------------------------------------------------------
RESERVES AT DECEMBER
 31, 2000               2,614   1,505     1,894     822    6,835   1,310      374       8,519
----------------------------------------------------------------------------------------------
Developed reserves
 At January 1, 1998     2,399     769     1,355     406    4,929     532       --       5,461
 At December 31, 1998   2,397     941     1,477     482    5,297     646       --       5,943
 At December 31, 1999   2,266     980     1,314     636    5,196     790       --       5,986
 AT DECEMBER 31, 2000   2,083     976     1,276     538    4,873     795       --       5,668
----------------------------------------------------------------------------------------------


                                           Net Proved Reserves of Natural Gas
                                                 Billions of cubic feet
                        ------------------------------------------------------------------------
                                  Consolidated Companies                 Affiliates
                        ------------------------------------------------------------------------
                                           Asia-                                          World-
                         U.S.    Africa   Pacific   Other   Total     TCO      Hamaca      wide
                        ------------------------------------------------------------------------
RESERVES AT JANUARY 1,
 1998                    9,013    227      2,393    3,171   14,804   1,401       --       16,205
Changes attributable
 to:
 Revisions                   1     77         55       (9)     124     (17)      --          107
 Improved recovery          11     --         15        7       33      --       --           33
 Extensions and
   discoveries             971     --        100       56    1,127      21       --        1,148
 Purchases(1)               34     --        250        5      289      --       --          289
 Sales(2)                 (160)    --         --      (50)    (210)     --       --         (210)
Production              (1,268)   (12)      (153)    (298)  (1,731)    (21)      --       (1,752)
----------------------  ------------------------------------------------------------------------
RESERVES AT DECEMBER
 31, 1998                8,602    292      2,660    2,882   14,436   1,384       --       15,820
Changes attributable
 to:
 Revisions                (141)    49        411      251      570     126       --          696
 Improved recovery          11     --        237       10      258      --       --          258
 Extensions and
   discoveries             789     --         51      186    1,026      98       --        1,124
 Purchases(1)               35     --        901      183    1,119      --       --        1,119
 Sales(2)                 (155)    --         --       --     (155)     --       --         (155)
Production              (1,148)   (15)      (172)    (337)  (1,672)    (27)      --       (1,699)
----------------------  ------------------------------------------------------------------------
RESERVES AT DECEMBER
 31, 1999                7,993    326      4,088    3,175   15,582   1,581       --       17,163
Changes attributable
 to:
 Revisions                  92    450        308       67      917     126       --        1,043
 Improved recovery          17     --         --        5       22      --       --           22
 Extensions and
   discoveries             990      1        236      143    1,370       9       33        1,412
 Purchases(1)              262     12         --       --      274      --       --          274
 Sales(2)                 (367)    --         --      (70)    (437)     --       --         (437)
Production              (1,064)   (17)      (190)    (329)  (1,600)    (33)      --       (1,633)
----------------------  ------------------------------------------------------------------------
RESERVES AT DECEMBER
 31, 2000                7,923    772      4,442    2,991   16,128   1,683       33       17,844
----------------------  ------------------------------------------------------------------------
Developed reserves
 At January 1, 1998      7,770    226      1,728    1,732   11,456     688       --       12,144
 At December 31, 1998    7,262    266      1,894    2,125   11,547     832       --       12,379
 At December 31, 1999    6,733    276      2,342    2,368   11,719   1,011       --       12,730
 AT DECEMBER 31, 2000    6,408    294      3,108    2,347   12,157   1,019       --       13,176
----------------------  ------------------------------------------------------------------------

(1) Includes reserves acquired through property exchanges.

(2) Includes reserves disposed of through property exchanges.

CHEVRONTEXACO CORPORATION
SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES - (UNAUDITED)

TABLE VI - STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATED TO PROVED OIL AND GAS RESERVES

     The standardized measure of discounted future net cash flows, related to the above proved oil and gas reserves, is calculated in accordance with the requirements of FAS 69. Estimated future cash inflows from production are computed by applying year-end prices for oil and gas to year-end quantities of estimated net proved reserves. Future price changes are limited to those provided by contractual arrangements in existence at the end of each reporting year. Future development and production costs are those estimated future expenditures necessary to develop and produce year-end estimated proved reserves based on year-end cost indices, assuming continuation of year-end economic conditions. Estimated future income taxes are calculated by applying appropriate year-end statutory tax rates. These rates reflect allowable deductions and tax credits and are applied to estimated future pretax net cash flows, less the tax basis of related assets. Discounted future net cash flows are calculated using 10 percent midperiod discount factors. Discounting requires a year-by-year estimate of when future expenditures will be incurred and when reserves will be produced.

     The information provided does not represent management's estimate of the company's expected future cash flows or value of proved oil and gas reserves. Estimates of proved reserve quantities are imprecise and change over time as new information becomes available. Moreover, probable and possible reserves, which may become proved in the future, are excluded from the calculations. The arbitrary valuation prescribed under FAS 69 requires assumptions as to the timing and amount of future development and production costs. The calculations are made as of December 31 each year and should not be relied upon as an indication of the company's future cash flows or value of its oil and gas reserves.

                                                                                                           Affiliated
                                                                       Consolidated Companies              Companies
                                      -------------------------------------------------------------------------------------------
Millions of dollars                       U.S.     Africa   Asia-Pacific     Other      Total        TCO     Hamaca     Worldwide
---------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2000
Future cash inflows from production   $127,945   $ 34,856     $ 47,351     $27,426   $237,578   $ 30,350    $ 3,917     $271,845
Future production and development
  costs                                (30,305)    (8,023)     (18,416)     (7,466)   (64,210)    (7,250)      (679)     (72,139)
Future income taxes                    (33,614)   (16,124)     (13,245)     (7,481)   (70,464)    (6,440)    (1,101)     (78,005)
---------------------------------------------------------------------------------------------------------------------------------
Undiscounted future net cash flows      64,026     10,709       15,690      12,479    102,904     16,660      2,137      121,701
10 percent midyear annual discount
  for timing of estimated cash flows   (27,747)    (4,186)      (6,764)     (4,405)   (43,102)   (11,180)    (1,431)     (55,713)
---------------------------------------------------------------------------------------------------------------------------------
STANDARDIZED MEASURE OF DISCOUNTED
  FUTURE NET CASH FLOWS               $ 36,279   $  6,523     $  8,926     $ 8,074   $ 59,802   $  5,480    $   706     $ 65,988
---------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1999
Future cash inflows from production   $ 76,931   $ 33,218     $ 45,358     $27,973   $183,480   $ 24,380    $    --     $207,860
Future production and development
  costs                                (26,159)    (6,430)     (17,136)     (8,802)   (58,527)    (4,900)        --      (63,427)
Future income taxes                    (15,354)   (17,178)     (13,553)     (6,970)   (53,055)    (4,980)        --      (58,035)
---------------------------------------------------------------------------------------------------------------------------------
Undiscounted future net cash flows      35,418      9,610       14,669      12,201     71,898     14,500         --       86,398
10 percent midyear annual discount
  for timing of estimated cash flows   (16,296)    (2,996)      (6,249)     (4,607)   (30,148)   (10,400)        --      (40,548)
---------------------------------------------------------------------------------------------------------------------------------
Standardized Measure of Discounted
  Future Net Cash Flows               $ 19,122   $  6,614     $  8,420     $ 7,594   $ 41,750   $  4,100    $    --     $ 45,850
---------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1998
Future cash inflows from production   $ 42,957   $ 13,208     $ 21,612     $14,532   $ 92,309   $  8,360    $    --     $100,669
Future production and development
  costs                                (27,460)    (7,293)     (11,873)     (8,337)   (54,963)    (5,860)        --      (60,823)
Future income taxes                     (4,553)    (2,329)      (4,173)     (2,242)   (13,297)      (200)        --      (13,497)
---------------------------------------------------------------------------------------------------------------------------------
Undiscounted future net cash flows      10,944      3,586        5,566       3,953     24,049      2,300         --       26,349
10 percent midyear annual discount
  for timing of estimated cash flows    (4,506)    (1,094)      (2,461)     (1,541)    (9,602)    (1,990)        --      (11,592)
---------------------------------------------------------------------------------------------------------------------------------
Standardized Measure of Discounted
  Future Net Cash Flows               $  6,438   $  2,492     $  3,105     $ 2,412   $ 14,447   $    310    $    --     $ 14,757
---------------------------------------------------------------------------------------------------------------------------------

CHEVRONTEXACO CORPORATION
SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES - (UNAUDITED)

TABLE VII - CHANGES IN THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS FROM PROVED RESERVES

                                         Consolidated Companies          Affiliated Companies                Worldwide
                                     --------------------------------------------------------------------------------------------
Millions of dollars                    2000       1999       1998      2000     1999      1998       2000       1999       1998
---------------------------------------------------------------------------------------------------------------------------------
PRESENT VALUE AT JANUARY 1           $ 41,750   $ 14,447   $ 26,023   $4,100   $   310   $ 1,034   $ 45,850   $ 14,757   $ 27,057
                                     --------------------------------------------------------------------------------------------
Sales and transfers of oil and gas
  produced, net of production costs   (17,866)   (10,072)    (6,752)    (596)     (268)     (100)   (18,462)   (10,340)    (6,852)
Development costs incurred              3,673      3,205      3,578      240       148       120      3,913      3,353      3,698
Purchases of reserves                   2,055      3,706        256       --        --        --      2,055      3,706        256
Sales of reserves                      (5,010)      (696)      (507)      --        --        --     (5,010)      (696)      (507)
Extensions, discoveries and
  improved recovery, less related
  costs                                 8,710      4,866      1,577    1,112       226        13      9,822      5,092      1,590
Revisions of previous quantity
Estimates                                (428)      (856)     1,345    1,284       738        49        856       (118)     1,394
Net changes in prices, development
  and production costs                 29,358     49,264    (24,751)     457     4,650    (1,104)    29,815     53,914    (25,855)
Accretion of discount                   7,027      2,131      4,169      582        50       132      7,609      2,181      4,301
Net change in income tax               (9,467)   (24,246)     9,509     (993)   (1,753)      166    (10,460)   (25,999)     9,675
                                     --------------------------------------------------------------------------------------------
Net change for the year                18,052     27,302    (11,576)   2,086     3,791      (724)    20,138     31,093    (12,300)
                                     --------------------------------------------------------------------------------------------
PRESENT VALUE AT DECEMBER 31         $ 59,802   $ 41,749   $ 14,447   $6,186   $ 4,101   $   310   $ 65,988   $ 45,850   $ 14,757
                                     --------------------------------------------------------------------------------------------

     The changes in present values between years, which can be significant, reflect changes in estimated proved reserve quantities and prices and assumptions used in forecasting production volumes and costs. Changes in the timing of production are included within "Revisions of previous quantity estimates."

     At December 31, 2000, the company owned or had under lease or similar agreements undeveloped and developed oil and gas properties located throughout the world. Undeveloped acreage includes undeveloped proved acreage. The geographical distribution of the company's acreage is shown in the following table.

                         ACREAGE* AT DECEMBER 31, 2000
                              (Thousands of Acres)

                                                                                           Developed
                                                   Undeveloped            Developed     and Undeveloped
                                                --------------------------------------------------------
                                                  Gross       Net    Gross      Net      Gross       Net
--------------------------------------------------------------------------------------------------------
United States                                    11,652     5,191    5,521    1,563     17,173     6,754
                                                --------------------------------------------------------
Africa                                           27,182     9,769      420      118     27,602     9,887
Asia-Pacific                                     54,816    27,632    1,377      587     56,193    28,219
Other International                              58,512    32,120    2,106      778     60,618    32,898
                                                --------------------------------------------------------
Total International                             140,510    69,521    3,903    1,483    144,413    71,004
                                                --------------------------------------------------------
Total Consolidated Companies                    152,162    74,712    9,424    3,046    161,586    77,758
ChevronTexaco's Share in Affiliates               1,199       518       61       32      1,260       550
                                                --------------------------------------------------------
Total Including Affiliates                      153,361    75,230    9,485    3,078    162,846    78,308
                                                --------------------------------------------------------

*Gross acreage includes the total number of acres in all tracts in which the company has an interest. Net acreage is the sum of the company's fractional interests in gross acreage.

CHEVRONTEXACO CORPORATION
SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES - (UNAUDITED)

     Refer to Table IV on page 63 for data about the company's average sales price per unit of oil and gas produced, as well as the average production cost per unit for 2000, 1999 and 1998. The following table summarizes gross and net productive wells at year-end 2000 for the company and its affiliates.

               PRODUCTIVE OIL AND GAS WELLS AT DECEMBER 31, 2000

                                                                Productive(1)         Productive(1)
                                                                  Oil Wells             Gas Wells
                                                              ----------------------------------------
                                                              Gross(2)    Net(2)    Gross(2)    Net(2)
------------------------------------------------------------------------------------------------------
United States                                                  37,229     27,502     10,893     5,596
                                                              ----------------------------------------
Africa                                                          1,457        551          9         3
Asia-Pacific                                                    9,897      9,206        210        98
Other International                                             1,971      1,337        330       207
                                                              ----------------------------------------
Total International                                            13,325     11,094        549       308
                                                              ----------------------------------------
Total Consolidated Companies                                   50,554     38,596     11,442     5,904
ChevronTexaco's Share in Affiliates                                52         23         --        --
                                                              ----------------------------------------
Total Including Affiliates                                     50,606     38,619     11,442     5,904
                                                              ----------------------------------------
Multiple completion wells included above:                         743        413        424       256

(1) Includes wells producing or capable of producing and injection wells temporarily functioning as producing wells. Wells that produce both oil and gas are classified as oil wells.

(2) Gross wells include the total number of wells in which the company has an interest. Net wells are the sum of the company's fractional interests in gross wells.

DEVELOPMENT ACTIVITIES

     Details of the company's development expenditures and costs of proved property acquisitions for 2000, 1999 and 1998 are presented in Table I on page 60.

     The table below summarizes the company's net interest in productive and dry development wells completed in each of the past three years and the status of the company's development wells drilling at December 31, 2000. A "development well" is a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive. "Wells drilling" includes wells temporarily suspended.

                           DEVELOPMENT WELL ACTIVITY

                                                                              Net Wells Completed(1)
                                              Wells Drilling      -----------------------------------------------
                                               At 12/31/00            2000             1999             1998
                                            ---------------------------------------------------------------------
                                            Gross(2)    Net(2)    Prod.    Dry     Prod.    Dry     Prod.    Dry
-----------------------------------------------------------------------------------------------------------------
United States                                  228        142       919     14       857     14     1,015      19
                                             --------------------------------------------------------------------
Africa                                          12          3        39     --        19     --        40       1
Asia-Pacific                                    79         30       501      1       530      1       620      --
Other International                             29         14       113     --        30     --       152       2
                                             --------------------------------------------------------------------
Total International                            120         47       653      1       579      1       812       3
                                             --------------------------------------------------------------------
Total Consolidated Companies                   348        189     1,572     15     1,436     15     1,827      22
ChevronTexaco's Share in Affiliates             49         16        33     --         1     --         1      --
                                             --------------------------------------------------------------------
Total Including Affiliates                     397        205     1,605     15     1,437     15     1,828      22
                                             --------------------------------------------------------------------

(1) Indicates the number of wells completed during the year regardless of when drilling was initiated. Completion refers to the installation of permanent equipment for the production of oil or gas or, in the case of a dry well, the reporting of abandonment to the appropriate agency.

(2) Gross wells include the total number of wells in which the company has an interest. Net wells are the sum of the company's fractional interests in gross wells.

CHEVRONTEXACO CORPORATION
SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES - (UNAUDITED)

EXPLORATION ACTIVITIES

     The following table summarizes the company's net interests in productive and dry exploratory wells completed in each of the last three years and the number of exploratory wells drilling at December 31, 2000.

                           EXPLORATORY WELL ACTIVITY

                                                                                 Net Wells Completed(1)
                                                  Wells Drilling      --------------------------------------------
                                                   At 12/31/00            2000            1999            1998
                                                ------------------------------------------------------------------
                                                Gross(2)    Net(2)    Prod.    Dry    Prod.    Dry    Prod.    Dry
------------------------------------------------------------------------------------------------------------------
United States                                       73        31       69      30       90     40       74     38
                                                 -----------------------------------------------------------------
Africa                                              11         4        2       4        2      2        7      2
Asia-Pacific                                        18         7       15      11        6     12       14      7
Other International                                  7         5        7       7        8      5        8      7
                                                 -----------------------------------------------------------------
Total International                                 36        16       24      22       16     19       29     16
                                                 -----------------------------------------------------------------
Total Consolidated Companies                       109        47       93      52      106     59      103     54
ChevronTexaco's Share in Affiliates                  7         3       --      --       --     --       --     --
                                                 -----------------------------------------------------------------
Total Including Affiliates                         116        50       93      52      106     59      103     54
                                                 -----------------------------------------------------------------

(1) Indicates the number of wells completed during the year regardless of when drilling was initiated. Completion refers to the installation of permanent equipment for the production of oil or gas or, in the case of a dry well, the reporting of abandonment to the appropriate agency.

(2) Gross wells include the total number of wells in which the company has an interest. Net wells are the sum of the company's fractional interests in gross wells.

     "Exploratory wells" are wells drilled to find and produce oil or gas in unproved areas and include delineation wells, which are wells drilled to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir beyond the proved area. "Wells drilling" includes wells temporarily suspended. The wells are suspended pending a final determination of the commercial potential of the related oil and gas fields. The ultimate disposition of these well costs is dependent on: (1) decisions on additional major capital expenditures, (2) the results of additional exploratory drilling that is underway or firmly planned and, in some cases, (3) securing final regulatory approvals for development.

RESERVES AND CONTRACT OBLIGATIONS

     Table V on pages 63 and 64 sets forth the company's net proved oil and gas reserves, by geographic area, as of December 31, 2000, 1999 and 1998. The company files estimates of oil and gas reserves with the Department of Energy, Energy Information Agency and other governmental bodies annually. Those estimates are consistent with the reserve data reported on page 64.

     The company sells crude oil and gas from its producing operations under a variety of contractual arrangements. Most contracts generally commit the company to sell quantities based on production from specified properties, but certain gas sales contracts specify delivery of fixed and determinable quantities. In the United States, ChevronTexaco is obligated to sell substantially all of the natural gas produced and owned or controlled by the company's subsidiary Chevron U.S.A. Inc. in the lower 48 states to Dynegy Inc. Only a small amount of the natural gas produced and controlled by the company's other subsidiaries is subject to long-term contractual commitments. Outside the United States, the company is contractually committed to deliver approximately 110 billion cubic feet of natural gas through 2003 from both Australian and U.K. reserves, and approximately 375 billion cubic feet of natural gas post-2003 through 2020 from Australian reserves only. Substantially all of these contracts include variable-pricing terms. The company believes it can satisfy these contracts from quantities available from production of the company's proved developed Australian and U.K. natural gas reserves.

CHEVRONTEXACO CORPORATION
SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

                                                                 Year ended December 31,
                                                              --------------------------
Millions of dollars                                             2000      1999      1998
----------------------------------------------------------------------------------------
EMPLOYEE TERMINATION BENEFITS
Balance at January 1                                          $  130    $  156    $   20
Additions charged to expense                                      15       291       175
Payments/transfers to other accounts                            (144)     (317)      (39)
                                                              --------------------------
BALANCE AT DECEMBER 31                                        $    1    $  130    $  156
                                                              --------------------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
Balance at January 1                                          $  113    $   90    $   76
Additions charged to expense                                      74        97        53
Bad debt write-offs                                              (51)      (74)      (39)
                                                              --------------------------
BALANCE AT DECEMBER 31                                        $  136    $  113    $   90
                                                              --------------------------
DEFERRED INCOME TAX VALUATION ALLOWANCE
Balance at January 1                                          $1,588    $1,295    $1,334
Additions charged to deferred income tax expense                 326       381       285
Deductions credited to deferred income tax expense              (340)      (88)     (324)
                                                              --------------------------
BALANCE AT DECEMBER 31                                        $1,574    $1,588    $1,295
                                                              --------------------------
INVENTORY VALUATION ALLOWANCE
Balance at January 1                                          $   --    $  170    $   53
Additions                                                          4        --       117
Deductions                                                        --      (170)       --
                                                              --------------------------
BALANCE AT DECEMBER 31                                        $    4    $   --    $  170
                                                              --------------------------

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